Exhibit 3.3
Execution Copy
Study Island Holdings, LLC
Second Amended and Restated
Limited Liability Company Agreement
Dated as of June 30, 2008
- CONFIDENTIAL -

Execution Copy
Table of Contents

ARTICLE I DEFINITIONS	2
ARTICLE II FORMATION AND PURPOSE	2
2.1. Formation	2
2.2. Name	2
2.3. Registered Office/Agent	2
2.4. Term	2
2.5. Purpose	2
2.6. Specific Powers	2
2.7. Admission; Redemption	4
2.8. Principal Office	4
ARTICLE III MEMBERSHIP, SHARES AND CAPITAL ACCOUNTS	4
3.1. Capital Contributions	4
3.2. Classes of Shares	4
3.3. Additional Members and Shares	6
3.4. Single Class	6
3.5. Capital Accounts	6
3.6. Revaluations of Assets and Capital Account Adjustments	7
3.7. Additional Capital Account Adjustments	7
3.8. Additional Capital Account Provisions	7
3.9. Pre-Emptive Rights	8
3.10. Share Certificates	12
ARTICLE IV STATUS OF MEMBERS	13
4.1. Limited Liability	13
4.2. Return of Distributions of Capital	13
ARTICLE V DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES, AND DUTIES OF THE BOARD OF MANAGERS	14
5.1. Board of Managers	14
5.2. Authority of Board of Managers	16
5.3. Decisions	17

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5.4. Officers; Agents	17
5.5. Public Offerings	18
5.6. Limitation of Authority of Managers to Amend the Certificate or this Agreement	18
ARTICLE VI BOOKS, RECORDS, ACCOUNTING, AND REPORTS	18
6.1. Books and Records	18
6.2. Inspection	19
6.3. Financial Statements	19
6.4. Filings	21
6.5. Confidentiality and Non-Disclosure	21
6.6. Certain Limits on Access to Information	22
ARTICLE VII DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS	23
7.1. Distributions Generally	23
7.2. Priority of Distributions	23
7.3. Adjustments to Distributions	25
7.4. Distribution on Account of Unvested Shares	26
7.5. Tax Distributions	26
7.6. No Violation	26
7.7. Withholding Tax Payments and Obligations	26
7.8. Property Distributions and Installment Sales	27
7.9. Net Profit or Net Loss	28
7.10. Regulatory Allocations	28
7.11. Tax Allocations	29
7.12. Changes in Members’ Interest	29
7.13. Credits	29
7.14. Tax Treatment of Class B and Class C Shares	30
ARTICLE VIII TAX MATTERS MEMBER; OTHER TAX MATTERS	30
8.1. Books and Records	30
8.2. Tax Controversies	30
8.3. Indemnity of Tax Matters Member	31
8.4. Notices to Tax Matters Member	31
8.5. Accounting Methods; Elections	31
8.6. Partnership Status	32

8.7. Elections with Respect to Issuance of Participation Shares	32
ARTICLE IX TRANSFERS OF INTERESTS; CALL RIGHTS, TAG ALONG RIGHTS, DRAG ALONG OBLIGATIONS AND OTHER RIGHTS AND OBLIGATIONS	33
9.1. Transfer by Members	33
9.2. Conditions to Transfer	33
9.3. Member’s Agreement	34
9.4. Certain Prohibited Transfers	34
9.5. Records	34
9.6. Additional Transfer Restrictions	35
9.7. Rights of First Offer	35
9.8. Tag Along	38
9.9. Drag Along	41
9.10. Miscellaneous Provisions Relating to Sales under Section 9.8 and 9.9	42
9.11. Forfeiture of Participation Shares	45
ARTICLE X ADMISSION OF ASSIGNEE AS MEMBER	45
10.1. Requirements	45
10.2. Consent	46
10.3. Withdrawal of Member; No Dissolution	46
ARTICLE XI RIGHTS AND POWERS OF THE MEMBERS	47
11.1. No Management and Control	47
11.2. Specific Limitations	47
11.3. Amendments to Certificate and Agreement; Voting	47
ARTICLE XII DISSOLUTION OF COMPANY	48
12.1. Termination of Membership	48
12.2. Events of Dissolution or Liquidation	48
12.3. Liquidation	48
12.4. No Action for Dissolution	49
12.5. No Further Claim	49
ARTICLE XIII INDEMNIFICATION	49
13.1. General	49
13.2. Exculpation	50
13.3. Persons Entitled to Indemnity	50

13.4. Procedure Agreements	50
13.5. Interested Transactions	50
13.6. Business Opportunities	50
13.7. Fiduciary and Other Duties	51
13.8. Amendment	51
13.9. Survival	51
13.10. No Inconsistent Amendments to Certificate	51
ARTICLE XIV REPRESENTATIONS AND COVENANTS BY THE MEMBERS	51
14.1. Investment Intent	52
14.2. Securities Regulation	52
14.3. Knowledge and Experience	52
14.4. Economic Risk	52
14.5. Binding Agreement	52
14.6. Tax Position	52
14.7. Information	52
ARTICLE XV COMPANY REPRESENTATIONS	53
15.1. Organization, etc.	53
15.2. Interests	53
ARTICLE XVI RIGHT TO CONVERT TO CORPORATE FORM	53
16.1. Conversion of Company	53
16.2. Execution of Documents	54
ARTICLE XVII LIMITED LIABILITY	54
ARTICLE XVIII MISCELLANEOUS	54
18.1. Additional Documents	54
18.2. General	55
18.3. Notices, etc.	55
18.4. Execution of Papers	55
18.5. Jurisdiction; Waiver of Jury Trial	56
18.6. Matters of Interpretation	57
18.7. Severability	58
18.8. No Third Party Rights	58
18.9. Counterparts	58
ARTICLE XIX CONSENT TO COMPANY AND OPCO ACTIONS	58

2nd Amended and Restated Limited Liability Company Agreement
     THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT (this “Agreement”) of Study Island Holdings, LLC (the “Company”) dated as of June 30, 2008, is by and among each of the Persons (as hereinafter defined) from time to time party hereto, as Members (as hereinafter defined).
     WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act by filing of Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware on December 21, 2006;
     WHEREAS, the Company entered into an amended and restated limited liability agreement dated as of January 10, 2007 (the “Prior Agreement”) with Providence Equity Partners V, L.P. (“Providence V”), Providence Equity Partners V-A Study Island L.P. (“Providence
V-A”), Cameron Chalmers and David Muzzo (collectively, the “Founder Investors”) and MHT-SI, L.P. (“MHT” and with Providence V, Providence V-A, the Founder Investors, the “Existing Members”);
     WHEREAS, pursuant to the subscription agreements, upon and in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement (as hereinafter defined), the Company issued Class A Shares (as defined herein) to the Existing Members;
     WHEREAS, the Company entered into a subscription agreement (the “Subscription Agreement”) with a holder of Class A-2 Shares providing for such new issuance of Shares (as defined herein);
     WHEREAS, pursuant to the Subscription Agreement, upon and in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement (as hereinafter defined), the Company is issuing Class A-2 Shares (as defined herein) to Jeanne Bodnar (“Bodnar”); and
     WHEREAS, the Existing Members desire to amend and restate the Prior Agreement to admit the new Member and provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters.
     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the Members hereby agree as follows:

ARTICLE I
DEFINITIONS
     For purposes of this Agreement certain capitalized terms have specifically defined meanings which are either set forth or referred to in Exhibit 1 which is attached hereto and incorporated herein by reference.
ARTICLE II
FORMATION AND PURPOSE
     2.1. Formation. The Company was formed by the filing of the Certificate with the Secretary of State of the State of Delaware. The rights and liabilities of the Members shall be determined pursuant to the Act, the Certificate and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the maximum extent permitted by the Act, control.
     2.2. Name. The name of the Company is Study Island Holdings, LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate or advisable. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate or advisable.
     2.3. Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act is c/o the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name and address of the registered agent of the Company pursuant to the Act are the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.
     2.4. Term. The term of the Company shall continue until the Company is dissolved as hereinafter provided. The existence of the Company as a separate legal entity shall continue until a certificate of dissolution is filed with the Secretary of State of the State of Delaware as provided in the Act.
     2.5. Purpose. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto.
     2.6. Specific Powers. Without limiting the generality of Section 2.5, but subject to the limitations contained in the Certificate or elsewhere in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including the power:
     2.6.1. to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
     2.6.2. to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
     2.6.3. to enter into, perform and carry out contracts of any kind, and contracts with any Member, any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;
     2.6.4. to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;
     2.6.5. to lend money, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;
     2.6.6. to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;
     2.6.7. to appoint employees and agents of the Company, and define their duties and fix their compensation;
     2.6.8. to indemnify any Person in accordance with the Act and other applicable law and this Agreement;
     2.6.9. to cease its activities and cancel its Certificate;
     2.6.10. to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;
     2.6.11. to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

     2.6.12. to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and
     2.6.13. to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
The Company, and any officer of the Company, on behalf of the Company, may enter into and perform the Associated Documents and any agreements or documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, notwithstanding anything in this Agreement to the contrary. Any officer is hereby authorized to enter into the agreements described in this paragraph on behalf of the Company, but such authorization shall not be deemed a restriction on the power of an officer to enter into other agreements on behalf of the Company.
     2.7. Admission. Upon the execution of this Agreement or a counterpart of this Agreement, together with any other documents or instruments required by the Board of Managers in connection therewith, and the making of the capital contribution (if any) required by the Board of Managers to be made at such time, a Person shall be admitted to the Company as a member of the Company.
     2.8. Principal Office. The principal executive office of the Company shall be located at c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903, and, subject to the provisions hereof, including Section 5.3, the Board of Managers may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.
ARTICLE III
MEMBERSHIP, SHARES AND CAPITAL ACCOUNTS
     3.1. Capital Contributions. Each Member’s capital contribution, if any, whether in cash or in kind, and the number of Shares of various Classes issued to such Member shall be as set forth in the writing pursuant to which such Shares were issued to such Member; and the capital contribution of and number and Classes of Shares issued to each Member shall be recorded on the books and records of the Company. Any in-kind capital contributions shall be effected by a written assignment or such other documents as the Board of Managers shall direct. Any Member making an in-kind capital contribution agrees to do such further acts and execute such further documents as the Board of Managers may direct to perfect the Company’s interest in such in-kind capital contribution.
     3.2. Classes of Shares. The Interest of the Members in the Company shall be represented by Shares of different Classes, as follows:

     3.2.1. Each “Class A Share” shall represent an Interest in the Company, shall be designated as a Class A Share of the Company and shall be entitled to the Distributions provided for in Section 7.2. On or about the date hereof, the Class A Shares listed on Schedule 3.2 have been (or promptly will be) issued to the Persons identified on such Schedule 3.2 for the consideration (if any) specified on such Schedule 3.2.
     3.2.2. Each “Class A-2 Share” shall represent an Interest in the Company, shall be designated as a Class A-2 Share of the Company and shall be entitled to the Distributions provided for in Section 7.2. On or about the date hereof, the Class A-2 Shares listed on Schedule 3.2 have been (or promptly will be) issued to the Persons identified on such Schedule 3.2 for the consideration (if any) specified on such Schedule 3.2.
     3.2.3. Each “Class B Share” and “Class C Share” (each a “Participation Share”) shall represent an Interest in the Company, shall be designated as a Participation Share of the Company, shall have a “Distribution Threshold” and be subject to vesting, if applicable, in each case as specified by the Board of Managers with respect to such Participation Share at the time of its issuance and shall be entitled to the Distributions provided for in Section 7.2. On or about the date hereof, the Participation Shares listed on Schedule 3.2 and having the Distribution Thresholds listed on such Schedule 3.2 have been (or promptly will be) issued to the Persons identified on such Schedule 3.2 for the consideration (if any) specified on such Schedule 3.2. The Distribution Threshold applicable to any Participation Shares issued by the Company after the date hereof shall be specified by the Board of Managers at the time of such Issuance and shall be determined (if the Board of Managers so desires) so as to cause the Participation Shares to constitute “profits interests” within the meaning of Rev. Proc. 93-27, 7993-2 C.B. 343 (“Rev. Proc. 93-27”). Each Person receiving Participation Shares agrees, in connection with receipt of such Participation Shares, to provide the Company or any of its Subsidiaries such services as the Company or any of its Subsidiaries and such Person may agree upon, including services relating to or in connection with the management of the Company’s investments, employment with the Company or its Affiliates and the potential acquisition by the Company of additional investments.
     3.2.4. The maximum number of each of Class B Shares and Class C Shares that may be issued shall be 6,085,837.
     3.2.5. Fractions of a Share may be issued. Each limited liability company interest in the Company shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that presently or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

     3.3. Additional Members and Shares. Subject to the limitations contained elsewhere in this Agreement, including Sections 3.9 and 5.3, the Board of Managers may issue Shares of different Classes (which may be existing Classes or new Classes) and admit Persons as Members in exchange for such contributions to capital or such other consideration (including past or future services) and on such terms and conditions as the Board of Managers deems appropriate. Promptly following the issuance of Shares the Board of Managers shall cause the books and records of the Company to be amended to reflect the number and Classes of Shares issued and, in the case of Shares issued other than in connection with the performance of services for the Company, the capital contribution per Share.
     3.4. Single Class.
     3.4.1. Notwithstanding the fact that a Member may hold any combination of Classes of Shares or only one Class of Shares, the Members shall constitute a single class of Members for all purposes under the Act and this Agreement except to the extent this Agreement expressly provides otherwise. Upon Issuance of the Shares as provided in this Agreement, the Shares shall be deemed to be duly authorized, validly issued, fully paid and nonassessable.
     3.4.2. In case the Company at any time or from time to time after the date hereof shall declare or pay any dividend or make any other distribution on any Class of Shares payable in such Shares, or shall effect a subdivision or split of any Class of outstanding Shares into a greater number of such Shares (by reclassification or otherwise than by payment of a dividend in such Shares), then, and in each such case, (i) the Company shall simultaneously take the same proportional action with respect to each other Class of Shares then outstanding and (ii) the Distribution Threshold of any outstanding Participation Shares in effect immediately prior to such dividend or subdivision shall, concurrently with the effectiveness of such dividend, distribution or subdivision, be proportionally adjusted.
     3.4.3. In case the outstanding Shares of any Class shall be combined or consolidated, by reclassification or otherwise, into a lesser number of such Shares, then, and in each such case, (i) the Company shall simultaneously take the same proportional action with respect to each other Class of Shares then outstanding and (ii) the Distribution Threshold of any outstanding Participation Shares in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionally adjusted.
     3.4.4. Sections 3.4.2 and 3.4.3 shall not apply to any issuances pursuant to Article XVI.
     3.5. Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained for each Member which shall be increased by (a) the amount of cash and the Asset Value of any other property contributed by such Member to the Company as a capital contribution (net of liabilities secured by such property or that the Company is considered to assume or take the property subject to pursuant to Code Section 752) and (b) such Member’s share of the Net Profit of the Company, and shall be reduced by (c) the amount of cash and the

Asset Value of any other property distributed to such Member (net of liabilities secured by such property or that the Member is considered to assume or take the property subject to pursuant to Code Section 752) and (d) such Member’s share of the Net Loss of the Company. The Capital Accounts of the Members shall be further adjusted, without duplication, as provided in Sections 3.6, 3.7, 7.8, 7.9, 7.10 or 7.13. It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith. The Capital Account of each Member as of the Effective Date (each, an “Initial Capital Account”) is set forth on Schedule 3.5.
     3.6. Revaluations of Assets and Capital Account Adjustments. Immediately preceding the issuance of additional Shares in the Company to a new or existing Member in exchange for more than a de minimis amount of cash or property (in the determination of the Board of Managers) or (in the determination of the Board of Managers) services or upon the redemption of the Interest of a Member, the Distribution of more than a de minimis amount of cash or property or the liquidation of the Company, the then prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board of Managers, and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 7.9 (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 7.9). Accordingly, as of the date Asset Values are adjusted pursuant to this Section 3.6, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date.
     3.7. Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 7.9 when such income is realized. Any expenses or expenditures of the Company described in Code Section 705(a)(2)(B) (relating to expenditures which may be neither deducted nor capitalized for tax purposes) or treated as so described pursuant to the Treasury Regulations promulgated under Section 704 of the Code shall be charged to the Capital Accounts of the Members, in the same manner as Net Losses are charged under Section 7.9. If the Company makes an election under Section 754 of the Code to provide a special basis adjustment upon the Transfer of an Interest in the Company or the distribution of property by the Company, Capital Accounts shall be adjusted to the limited extent required by the Treasury Regulations under Section 704 following such Transfer or distribution.
     3.8. Additional Capital Account Provisions.
     3.8.1. No Member shall have the right to demand a return of all or any part of its capital contributions. Any return of the capital contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to its capital contribution or Capital Account.
     3.8.2. In the event that all or a portion of the Shares of a Member are transferred in accordance with the terms of this Agreement, the transferee of such

Shares shall also succeed to all or the relevant portion of the Capital Account of the transferor. Shares held by a Member may not be transferred independently of the interest in the capital of the Company to which the Shares relate.
     3.8.3. No Member shall have any obligation to repay any deficit balance in its Capital Account.
     3.9. Pre-Emptive Rights. The Company shall not Issue or sell any Shares to any Person, or any options, warrants or other rights to acquire any Shares, or any securities convertible into or exchangeable for, directly or indirectly, any Shares, (each an Issuance of “Subject Securities”) to any Person, except in compliance with the provisions of this Section 3.9.
     3.9.1. Not fewer than 15 business days prior to the consummation of the Issuance of Subject Securities, a written notice (the “Participation Notice”) shall be given by the Company pursuant to Section 18.3 to each Pre-Emptive Rights Holder. The Participation Notice shall include:
(a)	The principal terms of the proposed Issuance, including (i) the number and kind of Subject Securities to be included in the Issuance, (ii) the price per unit of the Subject Securities, (iii) the percentage represented by the number of Class A Shares owned, beneficially and of record, by such Pre-Emptive Rights Holder immediately prior to the Issuance divided by the aggregate number of Class A Shares then outstanding owned by all Members immediately prior to such Issuance (the “Participation Portion”) and (iv) the name and address of each Person to whom the Subject Securities are proposed to be Issued (each a “Prospective Subscriber”), provided that if the consideration to be paid by the Prospective Subscriber for the Subject Securities contains non-cash consideration, then the Participation Notice shall also specify the Fair Market Value of such non-cash consideration; and

(b)	An offer by the Company to Issue to such Pre-Emptive Rights Holder such portion (not in any event to exceed such Pre-Emptive Rights Holder’s Participation Portion of the total amount of Subject Securities to be included in the Issuance) of the Subject Securities to be included in the Issuance as may be requested by such Pre-Emptive Rights Holder, at the same price and otherwise on the same terms and conditions, with respect to each unit of Subject Securities issued to such Pre-Emptive Rights Holder, as the Issuance to each of the Prospective Subscribers, provided, that if the consideration to be paid by the Prospective Subscriber for the Subject Securities contains non-cash consideration, then such offer shall give each such Pre-Emptive Rights Holder the option to pay, in lieu of delivery of such non-cash consideration, cash in the amount of the Fair Market Value of such non-cash consideration.

     3.9.2. Each Pre-Emptive Rights Holder desiring to accept the offer contained in the Participation Notice shall send an irrevocable commitment (each a “Participation Commitment”) to the Company within 15 business days after the effectiveness (in accordance with Section 18.3) of the Participation Notice specifying the amount or proportion (not in any event to exceed such Pre-Emptive Rights Holder’s Participation Portion of the total amount of Subject Securities to be included in the Issuance) of Subject Securities which such Pre-Emptive Rights Holder desires to be issued (each a “Participating Buyer”). Each Pre-Emptive Rights Holder that has not so accepted such offer shall be deemed to have waived all of such Pre-Emptive Rights Holder’s rights with respect to the Issuance under this Section 3.9, and the Company shall thereafter be free to Issue Subject Securities to the Prospective Subscribers and any Participating Buyers, at a price no less than 100% of the price set forth in the Participation Notice and on other terms not more favorable to the Prospective Subscribers than those set forth in the Participation Notice, without any further obligation to such non-accepting Pre-Emptive Rights Holder under this Section 3.9. If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than 100% of the price set forth in the Participation Notice or any of the other terms shall be more favorable to the Prospective Subscribers than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 3.9 separately complied with, in order to consummate such Issuance pursuant to this Section 3.9; provided, however, that in the case of such a separate Participation Notice, each applicable period to which reference is made in this Section 3.9 shall be the longer of (a) the remaining portion of the 15 business day period applicable to the first Participation Notice distributed in connection with such proposed Issuance or (b) 5 business days.
     3.9.3. The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided, and each such Participating Buyer shall be bound and obligated to acquire in the Issuance on terms and conditions no less favorable than set forth in the Participation Notice, with respect to each unit of Subject Securities Issued, as the Prospective Subscribers (subject to the proviso to Section 3.9.1(b)), such amount or proportion of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s Participation Commitment.
     3.9.4. If at the end of the 90th day following the date of the effectiveness (in accordance with Section 18.3) of the Participation Notice the Company has not completed the Issuance on the terms and conditions specified in such Participation Notice, each Participating Buyer shall be released from its obligations under such Participating Buyer’s Participation Commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and all of the terms and provisions of this Section 3.9 separately complied with, in order to consummate any Issuance subject to this Section 3.9.
     3.9.5. Each holder of Shares, whether in his capacity as a Participating Buyer, holder of Shares, officer or Manager of the Company, or otherwise, shall take or cause to be taken all such reasonable actions as may be reasonably necessary or desirable in order to consummate expeditiously each Issuance pursuant to this Section 3.9 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Company, the Prospective Subscribers and the Participating Buyers (if any). Without limiting the generality of the foregoing, each such Participating Buyer agrees to execute and deliver such subscription and other agreements specified by the Company to which the Prospective Subscriber will be party. Notwithstanding the foregoing, the execution, acknowledgement and delivery of any such consents, assignments, waivers, agreements, instruments, applications, reports, returns, filings and other documents shall not require any Member to make any representation or warranty (other than the representations and warranties contained in Article XIV), and any and all costs of preparing the foregoing consents, assignments, waivers, agreements, instruments, applications, reports, returns, filings and other documents shall be borne by the Company.
     3.9.6. All costs and expenses incurred by any holder of Shares or the Company in connection with any proposed Issuance of Subject Securities (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be borne by such holder.
     3.9.7. The closing of an Issuance pursuant to this Section 3.9 shall take place at such time and place as the Company shall specify by notice to each Participating Buyer given not less than three business days prior to the closing of the Issuance. At the closing of any Issuance under this Section 3.9, each Participating Buyer shall be delivered the notes, certificates or other instruments evidencing the Subject Securities to be Issued to such Participating Buyer, registered in the name of such Participating Buyer or his designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.
     3.9.8. Notwithstanding the preceding provisions of this Section 3.9, the preceding provisions of this Section 3.9 shall not apply to:
(a)	any Issuance of Shares to officers, employees, managers or consultants of the Company or any Subsidiary of the Company in each case in connection with their compensation or employment as such;

(b)	any Issuance of securities of the Company in connection with a commercial loan or leasing transaction approved by the Board of Managers;

(c)	any Issuance of Shares which is being made or offered to all holders of Class A Shares and Class A-2 pro rata in accordance with the number of Class A and Class A-2 Shares held by such holders;

(d)	any Issuance pursuant to Article XVI; and

(e)	the Issuance by the Company of Shares as set forth in Schedule 3.2.
     3.9.9. In the event that the Subject Securities are of a type that is not then held by a Pre-Emptive Rights Holder and any Prospective Subscriber does not consent to the Issuance of the Subject Securities to such Pre-Emptive Rights Holder, the Company will, in good faith, use commercially reasonable efforts to afford such Pre-Emptive Rights Holder the right to purchase securities having similar economic characteristics as the Subject Securities on a basis consistent with the valuations thereof implied by the consideration being paid for such Subject Securities (in each case as determined by the Board of Managers in good faith), on the same terms and conditions, mutatis mutandis, as are contained in this Section 3.9.
     3.9.10. In the event that either the consideration to be paid by the Prospective Subscriber for the Subject Securities contains non-cash consideration or the provisions of Section 3.9.9 apply, the aggregate amount of securities issued pursuant to this Section 3.9 will be increased to the extent reasonably necessary to afford the Pre-Emptive Rights Holders their rights under this Section 3.9.
     3.9.11. If the offer to or receipt of any Subject Securities by a Pre-Emptive Rights Holder would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to such Pre-Emptive Rights Holder of any information other than such information as would be required under Regulation D in an offering made pursuant to Regulation D solely to Accredited Investors, the Company shall be obligated only to use its reasonable efforts to cause the requirements under Regulation D to be complied with to the extent necessary to permit such Pre-Emptive Rights Holder to be offered and receive such securities, it being understood and agreed that the Company shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes unless the securities offered and issued to the Prospective Subscriber are so registered. Notwithstanding any provisions of this Section 3.9, if use of reasonable efforts does not result in the requirements under Regulation D being complied with to the extent necessary to permit such Pre-Emptive Rights Holder to be offered and receive such securities, the Company shall be under no obligation under this Section 3.9 with respect to such Pre-Emptive Rights Holder. The obligation of the Company to use reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Pre-Emptive Rights Holder to be offered and receive such Subject Securities shall be conditioned on such Pre-Emptive Rights Holder executing such documents and instruments, and taking such other actions (including if required by the Company, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that it was so represented), as the Company shall reasonably request in order to permit such requirements to be complied with. Unless the Pre-Emptive Rights Holder in question shall have taken all actions reasonably requested by the Company in order to comply with the requirements under Regulation D, the Company may proceed with the proposed Issuance without the participation of such Pre-Emptive Rights Holder.

     3.9.12. Notwithstanding anything herein to the contrary, the rights and obligations of all parties set forth in this Section 3.9 may be waived by the Pre-Emptive Rights Holders holding a majority of the Class A Shares.
     3.10. Share Certificates.
     3.10.1. Upon the Issuance of Shares to any Member in accordance with the provisions of this Agreement, the Board of Managers may, in its sole discretion, authorize the issuance of one or more Share Certificates in the name of such Member. Each such Share Certificate shall be denominated in terms of the number and Class of Shares evidenced by such Share Certificate and shall be signed by two members of the Board of Managers or by two authorized officers of the Company on behalf of the Company.
     3.10.2. The Company shall issue a new Share Certificate in place of any Share Certificate previously issued if the holder of the Shares represented by such Share Certificate, as reflected on the books and records of the Company:
(a)	makes proof by affidavit, in form and substance satisfactory to the Board of Managers, that such previously issued Share Certificate has been lost, stolen or destroyed;

(b)	requests the issuance of a new Share Certificate before the Company has notice that such previously issued Share Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c)	if requested by the Board of Managers, delivers to the Company a bond, in form and substance satisfactory to the Board of Managers, with such surety or sureties as the Board of Managers may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Share Certificate; and

(d)	satisfies any other reasonable requirements imposed by the Board of Managers.
     3.10.3. Each certificate representing any Share shall have the following legends endorsed conspicuously thereupon:
     “The sale, encumbrance or other disposition of the securities represented by this certificate are subject to the provisions of the Limited Liability Company Agreement of Study Island Holdings, LLC (as amended and in effect from time to time) to which its securityholders are party, a copy of which may be inspected at the principal office of the issuer or obtained from the issuer without charge.”
     3.10.4. Each certificate representing any Share shall have the following legends endorsed conspicuously thereupon:

     “The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Securities Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Securities Act is not required.”
     3.10.5. The Company will not, and will instruct any transfer agent not to, register the Transfer of any Share until the conditions specified in the foregoing legends are satisfied.
     3.10.6. The restrictions imposed by Section 3.10.4 upon the transferability of Shares shall cease and terminate as to any particular Share when, in the opinion of Weil, Gotshal & Manges LLP or other counsel reasonably acceptable to the Company, such restrictions are no longer required in order to assure compliance with the Securities Act.
ARTICLE IV
STATUS OF MEMBERS
     4.1. Limited Liability. Except as expressly required by the Act, no Member shall be bound by or personally liable for the expenses, liabilities, or obligations of the Company as more fully set forth in Article XVII.
     4.2. Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability for obligations or liabilities of the Company other than (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions distributed to it in violation of the Act. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return or pay any part of any Distribution, the obligation shall be that of such Member alone and not of the Board of Managers or any other Member; provided, however, that if any Member is required to return all or any portion of any Distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Members had been named in the lawsuit against the Member in question (such as where a Distribution was made pro rata to all Members and rendered the Company insolvent, but only one Member was sued for the return of such Distribution), the Member that was required to return or repay the Distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the Distributions made to them pro rata based on each such Member’s share of the Distribution in question. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

ARTICLE V
DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES, AND DUTIES OF
THE BOARD OF MANAGERS
     5.1. Board of Managers.
     5.1.1. The business of the Company shall be managed by a board of managers, and the Persons constituting the board of managers shall be the “managers” of the Company for all purposes of the Act (each, a “Manager”, and collectively, the “Managers” or the “Board of Managers”). The Board of Managers shall initially consist of seven (7) Managers. Subject to Section 5.1.7, each Manager shall have one vote on all matters voted upon by the Board of Managers. Upon approval by at least a majority of the Managers then in office, the Board of Managers may at any time increase the number of members of the Board of Managers and, in connection with any such increase, designate the Person(s) entitled to appoint such additional Manager(s); provided that in the absence of such designation such Manager shall be appointed by the Majority Class A Holders; provided, further that upon any increase in the number of members of the Board of Managers, one or more additional PEP Managers (as defined below) shall be appointed as necessary to ensure that at all times the PEP Managers constitute a majority of the members of the Board of Managers. Appointments made pursuant to this Section 5.1.1 shall be evidenced by an instrument in writing signed by the appointing Member(s) and delivered to the Company. Each appointee shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation, removal or death. The Managers shall be appointed as follows, and as of the date hereof, the Board of Managers shall, subject to the terms and conditions set forth in this Agreement, consist of:
(a)	At all times after the date hereof, the PEP Members shall be entitled to appoint at least four (4) Managers (each such Manager under this clause (a), a “PEP Manager”). Peter Wilde and David Phillips shall be the initial PEP Managers appointed by the PEP Members and the other two PEP Manager seats shall initially be vacant.

(b)	For so long as each of the following Persons is an employee of the Company each of Cameron Chalmers and David Muzzo shall be a Manager (each such Manager, a “Founder Manager”).

(c)	The individual then serving Chief Executive Officer of the Company (the “CEO Manager”).
     5.1.2. Decisions of the Board of Managers shall be decisions of the “manager” for all purposes of the Act and shall be carried out by officers or agents of the Company appointed by the Board of Managers in the vote or resolution in question or in one or more standing votes or resolutions. A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original vote or resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.
     5.1.3. The Board of Managers may, by vote or resolution of the Board of Managers, delegate any or all of its powers to any committee thereof.
     5.1.4. Each Manager shall, unless otherwise provided by law, hold office until the removal of such Manager by the Person(s) who appointed such Manager, the date such Manager resigns from the Board of Managers or the death of such Manager. Notwithstanding the foregoing provisions of this Section 5.1.4, the PEP Members shall have the authority to remove any member of the Board of Managers at any time; provided that the number of Founder Managers shall not be reduced to less than one if the Capital Contributions of the Founder Managers comprise at least at fifteen percent (15%) of the aggregate Capital Contributions of all Members, and the PEP Members shall have the right to appoint any such Founder Manager’s replacement upon such removal (provided that any appointee as a Founder Manager other than Cameron Chalmers or David Muzzo must be satisfactory to a majority of the Board of Managers); provided, further that, notwithstanding anything else to the contrary, if there is only one Founder Manager on the Board of Managers then Cameron Chalmers and David Muzzo shall be entitled to determine which of the two of them shall serve as the Founder Manager. A Manager may resign by written notice to the Company, which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. If a vacancy occurs on the Board of Managers, the Person with the right to appoint and remove such vacating Manager (or, with respect to the Founder Managers, the Board of Managers) shall appoint such Manager’s successor within thirty (30) days of the creation of such vacancy.
     5.1.5. Meetings of the Board of Managers may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the Chairman or any Manager, reasonable notice thereof being given to each Manager by the secretary, or the president of the Company; provided, however, that there shall be not less than four meetings of the Board of Managers during each calendar year.
     5.1.6. It shall be reasonable and sufficient notice to a Manager to send notice by overnight delivery at least three (3) complete business days or by facsimile or e-mail at least twenty-four (24) hours before the meeting addressed to such Manager at such Manager’s usual or last known business and residence addresses or to give notice to such Manager in person or by telephone at least twenty-four (24) hours before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting. To the extent reasonably practicable, notice of a meeting shall specify the general purposes thereof, but a waiver of a notice need not specify the purposes of the meeting.

     5.1.7. In the event that any Manager is unable to attend any meeting of the Board of Managers, such Manager may give to any other Manager such nonattending Manager’s proxy to exercise such nonattending Manager’s voting rights at such meeting, provided that such proxy shall be set forth in writing signed by such nonattending Manager; provided further that each PEP Manager shall have the power and authority to exercise the voting and other rights of any other PEP Manager, including any PEP Manager seat that is vacant.
     5.1.8. Except as may be otherwise provided by law, at any meeting of the Board of Managers a majority of the Managers then in office and present in person or by proxy (which majority shall include at least one PEP Manager) shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.
     5.1.9. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Managers consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers.
     5.1.10. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.
     5.1.11. Each Manager shall be reimbursed for such Manager’s reasonable out-of-pocket expenses incurred in the performance of such Manager’s duties as Manager. In the discretion of the Board of Managers, each Manager (other than an employee of the Company or any of its Subsidiaries) may be paid such fees for such Manager’s services as Manager as the Board of Managers from time to time may determine. Nothing contained in this Section shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.
     5.1.12. The Board of Managers may adopt such other rules for the conduct of its business as it may from time to time deem necessary or appropriate and are consistent with this Agreement.
     5.2. Authority of Board of Managers. Subject to any provisions of this Agreement which require the consent or approval of one or more Members and any other limitations contained in this Agreement, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as may be otherwise expressly provided in this Agreement, members of the Board of Managers or other Persons, in each case designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. Except as may be otherwise expressly provided in this Agreement, the Members shall not have the power to bind the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members and any other limitations contained in this Agreement, the Board of Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the laws of the State of Delaware, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company. Subject to any provisions of this Agreement which require the consent or approval of one or more Members and any other limitations contained in this Agreement (including Section 5.3), the power and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including the power and authority to undertake and make decisions concerning: (a) hiring and firing of employees, officers, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into of leases for real or personal property, (c) opening of bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing, maintaining and disposing of real property, (e) purchasing of insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing of money, obtaining of credit, issuance of notes, debentures, securities, equity or other interests of or in the Company and securing of the obligations undertaken in connection therewith with mortgages on and security interests in all or any portion of the real or personal property of the Company, (g) making of investments in or the acquisition of securities or assets of any person or entity, (h) giving of guarantees and indemnities, (i) entering into of contracts or agreements whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other entities, (k) to the fullest extent permitted by law, dissolution, (1) the sale or lease of all or any portion of the assets of the Company, (m) forming Subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company, and (o) all other acts or activities necessary or desirable for the carrying out of the purposes of the Company including any and all actions that the Company may take pursuant to Section 2.6 of this Agreement.
     5.3. Decisions. All decisions of the Board of Managers shall be by vote of a majority of a quorum.
     5.4. Officers; Agents. The Board of Managers by vote or resolution of the Board of Managers shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary or Controller. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the

Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in Exhibit 5.4; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to acquire or lease real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees or indemnities, to merge, liquidate or dissolve the Company, or to sell or lease all or any substantial portion of the assets of the Company. The Board of Managers, in its sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken by an officer or agent acting on behalf of the Company. Initially, the officers of the Company shall be as follows, each of whom is elected to the office set forth opposite his name to serve until his resignation or removal by the Board:

Cameron Chalmers	Vice President
Tim McEwen	Chief Executive Officer
David Muzzo	Vice President
David Phillips	Vice President
James Walburg	Chief Financial Officer, Senior Vice President and Secretary
Peter Wilde	Chairman and Vice President
     5.5. Public Offerings. Neither the Board of Managers nor any holder of any Shares shall have any duty, fiduciary or otherwise, to effect any Public Offering, including a Public Offering that is not a Qualified Public Offering, other than pursuant to a Registration Rights Agreement as contemplated under Section 16.1.
     5.6. Limitation of Authority of Managers to Amend the Certificate or this Agreement. Except as expressly authorized in Article XI of this Agreement, the Board of Managers shall not have the authority to alter, amend, repeal or restate the Certificate or any of the provisions of this Agreement.
ARTICLE VI
BOOKS, RECORDS, ACCOUNTING, AND REPORTS
     6.1. Books and Records. The Company shall maintain at its principal office all of the following:
(a)	A current list of the full name and last known business or residential address of each Member together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, the number and Classes of Shares issued to each Member, the date on which each Member became a

Member of the Company, and the balance in each Member’s Capital Account as of the close of the most recent calendar year for which financial statements have been prepared and such other more recent date, if any, for which adjustments have been credited or charged to the Capital Accounts of the Members in accordance with Sections 3.5, 3.6, 3.7, 7.8, 7.9, 7.10 or 7.13;

(b)	A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments may have been executed;

(c)	Copies of the Company’s federal, state, local and foreign income tax or information returns and reports, if any, for the six (6) most recent taxable years or such lesser number of years if the Company has been in existence for less than six (6) years;

(d)	The financial statements of the Company for the six (6) most recent calendar years or such lesser number of years if the Company has been in existence for less than six (6) years; and

(e)	The Company’s books and records for at least the current and past three (3) calendar years or such lesser number of years if the Company has been in existence for less than three (3) years.
     6.2. Inspection. Upon the request of any Major Class A Investor, for purposes reasonably related to such holder’s interest as a Member, such holder and any representatives of such Major Class A Investor shall have the right to visit and inspect any of the facilities, offices or properties owned, leased or operated by the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be reasonably requested.
     6.3. Financial Statements. The Board of Managers shall cause books of account to be maintained reflecting the operations of the Company on an annual basis. The fiscal year of the Company shall end on December 31, except that if the Company is required under the Code to use a taxable year other than a calendar year, then the fiscal year of the Company shall be such other taxable year. The Company shall deliver to each Major Class A Investor:
(a)	within 120 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related audited consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such fiscal year, in each case prepared in accordance with United States generally accepted accounting principles, and accompanied by a report on such consolidated statements of independent certified public accountants of recognized national standing;

(b)	within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such quarter and (in the case of statements of income and cash flows for the second and third quarters) for the portion of the fiscal year ending with such quarter, in each case prepared in accordance with United States generally accepted accounting principles (except for the absence of footnotes), such consolidated statements to be certified by the Chief Executive Officer, Chief Financial Officer or Vice President of Finance of the Company;

(c)	within 30 days after the end of each monthly fiscal period in each fiscal year of the Company (other than the last monthly fiscal period of each fiscal quarter of such fiscal year), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such month, and the related unaudited consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such quarter and for the portion of the fiscal year ending with such month, in each case prepared in accordance with United States generally accepted accounting principles (except for the absence of footnotes), such consolidated statements to be certified by the Chief Executive Officer, Chief Financial Officer or Vice President of Finance of the Company;

(d)	within a reasonable period of time after the beginning of each fiscal year, a budget, prepared on an accounting period-by-accounting period basis, and an operating plan for such fiscal year, each approved by the Board of Managers, including projected consolidated balance sheets and consolidated statements of income and of cash flows and changes in financial condition of the Company and its Subsidiaries for such periods;

(e)	with reasonable promptness, such other data and information which is reasonably and readily available or may be obtained or produced without any material expense relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries as from time to time may be reasonably requested by any holder of any Class A Shares, but only for a purpose reasonably related to such holder’s interest in the Company; and

(f)	with reasonable promptness, copies of all material correspondence with any governmental (or other regulatory) body regarding the Company or any Subsidiary.

     6.4. Filings. At the Company’s expense, the Board of Managers shall cause the income tax returns for the Company to be duly prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary to enable the Members to prepare their federal, state and other income tax returns. The Board of Managers, at the Company’s expense, shall also cause to be duly prepared and timely filed, with appropriate federal, state and other regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.
     6.5. Confidentiality and Non-Disclosure.
     6.5.1. Each Member agrees that, except as otherwise consented to by the Board of Managers, all information which has been furnished to it or will be furnished to it, pursuant to this Agreement or otherwise, relating to the Company or any of its Subsidiaries or the business of any of them will be kept confidential, will not be used by such Member, or by any of its agents, representatives, or employees, for any purpose other than evaluating and monitoring the investment in the Company and its Subsidiaries and enforcing rights hereunder, and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part.
     6.5.2. Notwithstanding the foregoing provisions of Section 6.5.1, any information that the Member in question can demonstrate (a) was generally known in the trade or business in which it is practiced by the Company or its Affiliates at the time of disclosure to such Member, or becomes so generally known after such disclosure through no act of such Member or its employees or agents, or (b) has come into the possession of such Member from a third party who was not actually known by such Member to be under an obligation to the Company or any of its Affiliates to maintain the confidentiality of such information shall not be subject to the immediately preceding sentence.
     6.5.3. Notwithstanding the provisions of Section 6.5.1:
(a)	each Member shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member’s investment (each such Person being hereafter referred to as “Authorized Representatives”) in the Company for use solely for such purpose, provided each Member uses reasonable efforts to cause each of it Authorized Representatives to keep such information confidential and comply with the obligations under this Section 6.5;

(b)	each Member shall be permitted to disclose such information to financial institutions, investment bankers and prospective purchasers of such Member’s Interest for use solely in evaluating a prospective investment in such Interest, provided each Member uses reasonable efforts to cause such persons to keep such information confidential and comply with the obligations under this Section 6.5;

(c)	each Member shall be permitted to disclose such information to its partners and stockholders;

(d)	each Member shall be permitted to disclose information to the extent required by law, so long as such Member shall have, to the extent reasonably practicable, first afforded the Company with a reasonable opportunity to contest the necessity of disclosing such information (unless such disclosure is made to regulatory or other governmental authorities having jurisdiction over such Member, in which event such opportunity to contest need not be given to the Company); and

(e)	each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement.
     6.5.4. Without intending to limit the remedies available to the Company, each Member acknowledges that a breach of any of the covenants contained in this Section 6.5 may result in material irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, to the fullest extent permitted by law, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Member and/or such Member’s Affiliates from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein, and to the fullest extent permitted by law, such Member agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy. Each Member hereby agrees and consents that such injunctive relief may be sought in the courts in the State of Delaware, or in any other court having competent jurisdiction.
     6.5.5. The provisions of this Section 6.5 shall survive any termination of this Agreement and shall continue to bind each Person who was ever subject to this provision even if such Person would otherwise cease to be subject to this provision.
     6.6. Certain Limits on Access to Information. Notwithstanding anything to the contrary in this Article VI, in the event that any Member who is a holder of Participation Shares shall breach or violate any confidentiality, non-competition, non-disparagement or non-solicitation provision of any agreement between such Member and the Company or any of its Subsidiaries, then such Member shall no longer have any of the rights provided for in Section 6.2 or Section 6.3 as a holder of Class A Shares.

ARTICLE VII
DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS
     7.1. Distributions Generally. The Members shall be entitled to receive distributions, including distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, when and as determined by the Board of Managers, out of funds of the Company legally available therefor, net of any Reserves, payable on such payment dates to Members on such record date as shall be determined by the Board of Managers. All determinations made pursuant to this Article VII shall be made by the Board of Managers in its sole discretion. To the extent that the Board of Managers determines that any distributions shall be made to the Members, such distributions shall be made in accordance with the provisions of this Article VII.
     7.2. Priority of Distributions. Subject to Sections 7.3, 7.4 and 7.5, distributions made to the Members shall be as follows:
(a)	first to the Class A Members, pro rata, in proportion to their Unreturned Capital Contributions, until each Class A Member has received, pursuant to this Section 7.2(a), an aggregate amount equal to such Class A Member’s aggregate Capital Contributions; and

(b)	second, to the Class A Members, pro rata, in proportion to their Unreturned Preferred Return, until each such Class A Member has received, pursuant to this Section 7.2(b), an aggregate amount equal to such Class A Member’s Preferred Return; and

(c)	third to the Class A-2 Members, pro rata, in proportion to their Unreturned Capital Contributions, until each Class A-2 Member has received, pursuant to this Section 7.2(c), an aggregate amount equal to such Class A-2 Member’s aggregate Capital Contributions; and

(d)	fourth, (i) 95.01% to the Class A and Class A-2 Members, pro rata, in proportion to the number of Class A and Class A-2 Shares held by such Members and (ii) 4.99% to the Class B Members, pro rata, in proportion to the number of Class B Shares held by such Members until the Class A and A-2 Members have each received an aggregate amount of cash from (x) distributions pursuant to Section 7.2, 7.3 and 7.4 and (y) sales of Shares to third parties equal to three times (3x) the Aggregate Net Members Contribution; and

(e)	fifth, (i) 95.01% to the Class C Members, pro rata, in proportion to the number of Class C Shares held by such Class C Members and (ii) 4.99% to the Class B Members, pro rata, in proportion to the number of Class B Shares held by such Class B Members until the Class C Members have received distributions pursuant to this Section 7.2 equal to 1.66% of the amounts distributed pursuant to Section 7.2(d) and (e) and Sections 7.3 and 7.4; and

(f)	sixth, (i) 93.35% to the Class A and Class A-2 Members, pro rata, in proportion to the number of Class A and Class A-2 Shares held by such Members, (ii) 4.99% to the Class B Members, pro rata, in proportion to the number of Class B Shares held by such Members and (iii) 1.66% to the Class C Members, pro rata, in proportion to the number of Class C Shares held by such Members until the Class A and A-2 Members have each received an aggregate amount of cash from (x) distributions pursuant to Section 7.2, 7.3 and 7.4 and (y) sales of Shares to third parties equal to four times (4x) the Aggregate Net Members Contribution; and

(g)	seventh, (i) 95.01% to the Class C Members, pro rata, in proportion to the number of Class C Shares held by such Class C Members and (ii) 4.99% to the Class B Members, pro rata, in proportion to the number of Class B Shares held by such Class B Members until the Class C Members have received distributions pursuant to this Section 7.2 equal to 3.33% of the amounts distributed pursuant to Section 7.2(d) through (g) and Sections 7.3 and 7.4; and

(h)	eighth, (i) 91.69% to the Class A and Class A-2 Members, pro rata, in proportion to the number of Class A and Class A-2 Shares held by such Members, (ii) 4.99% to the Class B Members, pro rata, in proportion to the number of Class B Shares held by such Members and (iii) 3.33% to the Class C Members, pro rata, in proportion to the number of Class C Shares held by such Members until the Class A and A-2 Members have each received an aggregate amount of cash from (x) distributions pursuant to Section 7.2, 7.3 and 7.4 and (y) sales of Shares to third parties equal to five times (5x) the Aggregate Net Members Contribution; and

(i)	ninth, (i) 95.01% to the Class C Members, pro rata, in proportion to the number of Class C Shares held by such Class C Members and (ii) 4.99% to the Class B Members, pro rata, in proportion to the number of Class B Shares held by such Class B Members until the Class C Members have received distributions pursuant to this Section 7.2 equal to 4.99% of the amounts distributed pursuant to Section 7.2(d) through (i) and Sections 7.3 and 7.4; and

(j)	tenth, (i) 90.02% to the Class A and Class A-2 Members, pro rata, in proportion to the number of Class A and Class A-2 Shares held by such Members, (ii) 4.99% to the Class B Members, pro rata, in proportion to the number of Class B Shares held by such Members and (iii) 4.99% to the Class C Members, pro rata, in proportion to the number of Class C Shares held by such Members.
provided that, no holder of any Shares subject to a Distribution Threshold shall be entitled to receive any distributions pursuant to this Section 7.2 in respect of such Shares unless and until there shall have been distributed on the Shares outstanding at the time such Share was issued (with respect to such Share, the “Outstanding Prior Shares”), after the issuance of such Share and pursuant to this Section 7.2, an aggregate amount of Distributions equal to the Distribution Threshold with respect to such Share (it being understood that if any Share that is not subject to a Distribution Threshold (the “Subsequent Share”) is issued after the issuance of such Share (the “Initial Share”), the Subsequent Share shall be entitled to share in any Distributions on the Outstanding Prior Shares, on a Share-for-Share basis, but the Initial Share shall not be entitled to any Distributions until such time as the Outstanding Prior Shares have, in the aggregate, received an amount of Distributions equal to the Distribution Threshold with respect to the Initial Share).
     7.3. Adjustments to Distributions.
(a)	Notwithstanding anything to the contrary contained herein, if at the time of any distribution made pursuant to Section 7.2, the then outstanding Class B Shares or Class C Shares represent less than one hundred percent (100%) of the authorized Class B Shares or Class C Shares, respectively (whether due to the failure to issue all of such authorized Shares, the forfeiture of previously issued Shares, the repurchase of Shares by the Company or otherwise), then, subject to Section 7.4, with respect to any such Class of Shares which less than all of the authorized Shares are outstanding, the Company shall distribute to each Class B Member or Class C Member holding such Shares in such Class an amount equal to the product of (a) the amount that would be distributable to such Member pursuant to Section 7.2 on account of such Class of Shares but for this Section 7.3, and (b) a fraction, the numerator of which is the number of outstanding Shares in such Class as of the time of such distribution, and the denominator of which is the number of authorized Shares in such Class. Any amount not distributed pursuant to the preceding sentence shall be distributed to the Class A and Class A-2 Members, pro rata, in proportion to the number of Class A and Class A-2 Shares held by such Class A Members.

(b)	Notwithstanding anything to the contrary contained herein, if prior to the time of any particular distribution to be made pursuant to Sections 7.2(d), (e), (f), (g), (h), (i) or (j) an Additional Capital Contribution has been made: (i) the percentages in Sections 7.2(d)(ii), (f)(ii), (h)(ii), the third from the last line in (i), (j)(ii) and (j)(iii) shall each be changed to equal the percentage obtained by dividing (X) the product of (A) 0.0499 and (B) the quotient obtained by dividing the Aggregate Net Members Contribution immediately prior to giving effect to any Additional Capital Contributions by 0.9501 (such quotient obtained in this clause (B) the “Grossed-Up Net Members Contributions”) by (Y) the sum of the Grossed-Up Net Members Contributions and the Additional Capital Contributions made on or prior to such date; (ii) the percentage in the third from the last line in Section 7.2(e) and the percentage in Section (f)(iii) shall each be changed to equal the percentage obtained by multiplying the percentage calculated pursuant to clause (i) above by 1/3; (iii) the percentage in the third from the last line in Section 7.2(g) and the percentage in
Section (h)(iii) shall each be changed to equal the percentage obtained by multiplying the percentage calculated pursuant to clause (i) above by 2/3; (iv) the percentage in Section 7.2(d)(i) shall be changed to equal the percentage obtained by subtracting the percentage in Section 7.2(d)(ii), as changed pursuant to this Section 7.3(b), from 100%; and (v) the percentage in Sections 7.2(f)(i), (h)(i) and (j)(i) shall each be changed to equal the percentage obtained by subtracting the percentages in Section 7.2(f)(ii) and (f)(iii), (h)(ii) and (h)(iii) or (j)(ii) and (j)(iii), as applicable and each as changed pursuant to this Section 7.3(b), from 100%.
     7.4. Distribution on Account of Unvested Shares. Notwithstanding the distribution priority and entitlements set forth in Section 7.2, no distribution shall be made to a Class B Member, pursuant to Section 7.2 on account of a Class B Share held by such Class B Member that has not vested pursuant to a Participation Share Grant Agreement (such Share an “Unvested Share”). Any amount that would otherwise be distributed to a Class B Member pursuant to Section 7.2 but for the application of the preceding sentence shall instead be paid to such Class B Member if, and when, the Unvested Share vests pursuant to a Participation Share Grant Agreement. If any Unvested Shares are forfeited, such amounts shall be distributed to the Class A and Class A-2 Members, pro rata, in proportion to the number of Class A and Class A-2 Shares held by such Class A and Class A-2 Members.
     7.5. Tax Distributions. Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, no later than the tenth day of each September, December, March and June, the Board of Managers shall, to the extent of available cash, make a tax distribution (a) to each Class B Member in an amount equal to such Class B Member’s Tax Amount, (b) to each Class C Member in an amount equal to such Class C Member’s Tax Amount, (c) to each Class A Member pro rata in proportion to the number of Class A Shares held by such Member, such that the PEP Members receive their respective Tax Amounts, and (d) to each Class A-2 Member in an amount equal to such Class A-2 Member’s Tax Amount. Distributions made pursuant to this Section 7.5 shall not be taken into account in determining the rights to distributions pursuant to Section 7.2.
     7.6. No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of such Member’s interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.
     7.7. Withholding Tax Payments and Obligations. In the event that withholding taxes are paid or required to be paid by the Company, such payments or obligations shall be treated as follows:
(a)	Payments by the Company. The Company and its Affiliates are authorized to withhold from any payment made to, or any distributive share of, a Member, any taxes required by law to be withheld, and in such event, such taxes shall be treated as if an amount equal to such withheld taxes had been paid to the Member.

(b)	Overwithholding. Neither the Company nor the Board of Managers nor any of their respective Affiliates shall be liable for any excess taxes withheld in respect of any Member’s interest in the Company, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(c)	Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Section 7.7(a) hereof shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the lesser of (a) the Prime Rate in effect from time to time plus two percent (2%), compounded quarterly, and (b) the highest rate per annum permitted by law. The Board of Managers may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(d)	Indemnity. In the event that the Company, or the Board of Managers or any Affiliate thereof, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member, then such Member shall indemnify and hold harmless the Company, or the Board of Managers, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability. The provisions contained in this Section 7.7(d) shall survive the termination of the Company and the withdrawal of any Member.
     7.8. Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Article VII, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions. The amount by which the Fair Market Value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its Fair Market Value immediately prior to the Distribution. If any assets are sold in transactions in which, by reason of the provisions of Section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article VII, and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

     7.9. Net Profit or Net Loss. The “Net Profit” or “Net Loss” of the Company for each calendar year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including therein all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:
(a)	Gain or loss attributable to the disposition of property of the Company with an Asset Value different than the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property and any tax gain or loss not included in Net Profit or Loss shall be taken into account and allocated among the Members pursuant to Section 7.11.

(b)	Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes at the beginning of a year shall be in an amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deductions for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year is zero, depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Board of Managers.

(c)	Any items which are required to be specially allocated pursuant to Section 7.10 shall not be taken into account in determining Net Profit or Net Loss.
Subject to Section 7.10, the Net Profit or Net Loss of the Company (or, if necessary, items of gross income or gross loss) for any relevant fiscal period shall be allocated and credited and debited (as applicable) to the Capital Accounts of the Members so as to ensure, to the extent possible, that the Capital Account of each Member as of the end of such fiscal period (as increased by such Member’s share of “partnership minimum gain” and “partnership nonrecourse debt minimum gain,” as such terms are defined in Treasury Regulations Section 1.704-2) is equal to the excess of (which may be negative): (i) the aggregate Distributions that such Member would be entitled to receive if all of the assets of the Company were sold for their Asset Values, all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the Asset Value of the assets securing such liability), and the net proceeds were distributed as of the end of such accounting period in accordance with Section 7.2, treating all Class B Shares and Class C Shares as fully vested for this purpose, over (ii) the amount, if any, such Member is obligated to contribute to the capital of the Company.
     7.10. Regulatory Allocations. Although it is not anticipated that events will arise that will require application of the provisions of this Section 7.10, there are hereby included in this Agreement such provisions governing the allocation of income, gain, loss, deduction and credit (and items thereof) as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” and the chargeback thereof as set forth in the Treasury Regulations under Section 704(b) of the Code (“Regulatory Allocations”); provided, however, it is the intent of the Members that, to the extent possible, all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items such that each Member’s share of the Net Profit, Net Loss and Capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. To this end the Board of Managers, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations of items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.
     7.11. Tax Allocations. Code Section 704(c) and Unrealized Appreciation or Depreciation.
(a)	In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different than the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members in a manner determined by the Tax Matters Member so as to take into account such difference in a manner that complies with Section 704(c) and the applicable Treasury Regulations.

(b)	If upon the acquisition of additional Shares in the Company by a new or existing Member the Asset Value of any of the assets of the Company are adjusted pursuant to Section 3.6, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in a manner that complies with Section 704(c) of the Code and the applicable Treasury Regulations.

(c)	The allocations required by this Section 7.11 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account.
     7.12. Changes in Members’ Interest. If during any Fiscal Year of the Company there is a change in any Member’s Interest in the Company, the Board of Managers shall confer with the tax advisors to the Company and, in conformity with such advice allocate the Net Profit or Net Loss to the Members so as to take into account the varying Interests of the Members in the Company in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder.
     7.13. Credits. All foreign tax credits of the Company for a Fiscal Year (or portion thereof, if appropriate) shall be allocated among the Members in the same proportion as the net income and gains of the Company that were subject to the foreign taxes that gave rise to such credits. All other items of federal income tax credit and items of tax credit recapture shall be allocated among the Members in accordance with the Members’ Interests in the Company as of the time the tax credit or credit recapture arises, as provided in Regulation Section 1.704-1(b)(4)(ii).
     7.14. Tax Treatment of Class B and Class C Shares. The Company and each Member agree to treat each Class B and Class C Share issued as of the date hereof (and each Class B and Class C Share issued after the date hereof to the extent the Board of Managers so desires) as a separate “profits interest” within the meaning of Rev. Proc. 93-27, and it is the intention of the Members that distributions pursuant to Article VII hereof to each Member holding such Class B and Class C Shares be limited to the extent necessary so that such Class B and Class C Shares qualify as a “profits interest” under Rev. Proc. 93-27, and this Agreement shall be interpreted accordingly. In the event that distributions to a Member holding a Class B or Class C Share are limited as a result of the first sentence of this Section 7.14, the Board of Managers is authorized to adjust future distributions to the Members in whatever manner it deems appropriate so that, after such adjustments are made, each Member receives, to the extent possible, an amount of distributions equal to the amount of distributions such Member would have received if such sentence was not part of this Agreement. In accordance with Rev. Proc. 2001-43, 2001-34 IRB 1 (August 2, 2001), and so long as no conversion of the Company has occurred pursuant to Section 16.1 hereof, the Company shall treat a Member holding a Class B or Class C Share as the owner of such Class B or Class C Share from the date it is granted, and shall file its IRS form 1065, and issue appropriate Schedule K-1s to such Member, allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Class B or Class C Share as if it were fully vested. Each Member agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds such Class B or Class C Share. The Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of any Class B or Class C Share constituting a “profits interest” and issued to a Member, either at the time of grant of the Class B or Class C Share or at the time the Class B or Class C Share becomes substantially vested. The undertakings contained in this Section 7.14 shall be construed in accordance with Section 4 of Rev. Proc. 2001-43.
ARTICLE VIII
TAX MATTERS MEMBER; OTHER TAX MATTERS
     8.1. Books and Records. At all times during the existence of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company. Subject to reasonable confidentiality restrictions established by the Board of Managers (including as set forth in Section 18-305(c) of the Act), each Member and its respective agents and representatives shall be afforded access to the Company’s books and records applicable to such Member for any proper purpose (as determined by the Board of Managers in its reasonable discretion), at any reasonable time during regular business hours upon reasonable written notice to the Board of Managers.
     8.2. Tax Controversies. Providence V is hereby designated the “Tax Matters Member” and shall serve as the tax matters partner (as defined in Code Section 6231). The Tax Matters Member, on behalf of the Company and the Members, shall be permitted to make any election under the Code, the Regulations or other legal requirements relating to taxes that it in good faith believes to be in the best interests of the Company or the Members, but only if the authority to make such election is expressly given to the “tax matters partner” under the Code and Regulations or this Agreement. The Tax Matters Member is hereby authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees that any action taken by the Tax Matters Member in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Tax Matters Member, which authorization may be withheld by the Tax Matters Member in its sole and absolute discretion. The Tax Matters Member shall notify the Board of Mangers and each Member of any action taken by it pursuant to this Section 8.2. If Providence V ceases to be the Tax Matters Member for any reason, the Class A and A-2 Members, by a vote of a Majority in Interest of the Class A and A-2 Members, shall appoint a new Tax Matters Member. The Tax Matters Member may resign at any time.
     8.3. Indemnity of Tax Matters Member. The Company shall, to the fullest extent permitted by law, indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article VIII in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company. The payment of all such expenses shall be made before any Distributions are made to the Members, and shall not be considered a Distribution hereunder. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member and the provisions on limitations of liability of the Tax Matters Member and indemnification set forth in Article XIII shall be fully applicable to the Tax Matters Member in its capacity as such; provided, however, that the foregoing shall not apply to any action or failure to act by the Tax Matters Member which constitutes gross negligence or willful misconduct of the Tax Matters Member.
     8.4. Notices to Tax Matters Member. Any Member that receives a notice of an administrative proceeding under Code Section 6233 relating to the Company shall promptly notify the Tax Matters Member of the treatment of any Company item on such Member’s federal income tax return that is or may be inconsistent with the treatment of that item on the Company’s return. Any Member that enters into a settlement agreement with the Secretary with respect to any Company item shall notify the Tax Matters Member of such agreement and its terms within sixty days after its date.
     8.5. Accounting Methods; Elections. Except as otherwise provided in this Agreement, the Board of Managers shall determine the accounting methods and conventions to be used in the preparation of the Company’s tax returns and shall make any and all elections under the tax laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Company, or any other method or procedure related to the preparation of the Company’s tax returns.

     8.6. Partnership Status. The Members intend, and the Company shall take no position inconsistent with, treating the Company as a partnership for United States federal, state and local income and franchise tax purposes.
     8.7. Elections with Respect to Issuance of Participation Shares.
(a)	Providence V (the “Election Member”) is hereby authorized and directed to cause the Company to make an election to value any Participation Shares at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Regulations Section 1.83-3(1) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Election Member shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(b)	Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all Transfers of Participation Shares thereafter made by the Company, except for any such Transfers made after revocation of such Safe Harbor Election. A Safe Harbor Election once made may be revoked by the Election Member as permitted by the Proposed Rules or any applicable rule.

(c)	Each Member (including any person to whom a Participation Share is Transferred in connection with the performance of services), by signing this Agreement or by accepting such Transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Participation Shares Transferred while the Safe Harbor Election remains effective.

(d)	The Election Member shall file or cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to Transfers of Participation Shares covered by such Safe Harbor Election.

(e)	Notwithstanding anything to the contrary contained herein, the Board of Managers is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively.

(f)	Each Member agrees to cooperate with the Election Member to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Election Member.

(g)	No Transfer of any Interest in the Company by a Member shall be effective unless prior to such Transfer the transferee of such Interest shall have agreed in writing to be bound by the provisions of this Section 8.7, in form satisfactory to the Board of Managers.

(h)	Costs and expenses incurred by the Election Member in making and preserving (or if revoked, revoking) the Safe Harbor Election shall be paid by the Company.
ARTICLE IX
TRANSFERS OF INTERESTS; CALL RIGHTS, TAG ALONG RIGHTS, DRAG ALONG
OBLIGATIONS AND OTHER RIGHTS AND OBLIGATIONS
     9.1. Transfer by Members. Prior to a Qualified Public Offering, no holder of any Share shall Transfer all or any part of the economic or other rights that comprise any Interest represented by such Share unless both (i) such holder has received prior written consent of the Board of Managers with respect to any such Transfer, and (ii) such holder shall have complied with the provisions of Sections 9.2, 9.3, 9.6, 9.7, 9.8, 9.9 and 9.10, if and as applicable; provided that clause (i) of this Section 9.1 and the requirements in clause (ii) of this Section 9.1 to comply with Sections 9.6, 9.7 and 9.8 shall not apply with respect to a Transfer to an Affiliate or, in the case of the PEP Members, to a Providence Affiliate or a Transfer by any holder who is a natural person (x) to a Member of the Immediate Family of such holder, or (y) for estate planning purposes.
     9.2. Conditions to Transfer. Subject to Section 9.4, no Transfer (other than pursuant to the exercise of a holder’s “drag along” rights contained in Section 9.9 or pursuant to the conversion of the Company to a corporation as contemplated in Article XVI) of all or any part of a Member’s Interest may be made unless and until the Board of Managers shall have received all of the following (to the extent applicable to the proposed Transfer):
(a)	if requested by the Board of Managers, an opinion of responsible counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board of Managers, to the effect that:
(i)	such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be transferred;

(ii)	such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;

(iii)	such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and

(iv)	such Transfer would not require the Company or Board of Managers to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or to register as an investment company under the Investment Company Act of 1940, as amended;
provided that such opinion shall not be required if such Transfer is being made (x) to holders of equity interests in the transferor for no consideration and pro rata in accordance with such equity interests, or (y) to Members of the Immediate Family of the transferor for no consideration, in each of which events the transferor shall certify as to the matters specified in this clause (a);

(b)	the agreement in writing of such Assignee to comply with all of the terms and provisions of this Agreement and the grant of the power of attorney set forth in Section 18.4, and the acknowledgment in writing of such Assignee of each of the representations, warranties and covenants set forth in Article XIV; and

(c)	if the Member’s Interest is represented by one or more Share Certificates, the applicable Share Certificates for cancellation accompanied by a transfer power duly executed in blank.
     9.3. Member’s Agreement. Each Member hereby severally agrees that:
(a)	it will not transfer all or any part of its Interest in the Company except as permitted by this Agreement; and

(b)	in no event shall all or any part of an Interest be transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.
     9.4. Certain Prohibited Transfers. No Member shall be permitted at any time to Transfer all or any part of such Member’s Interest to any Person if such Transfer is proposed to be made to a competitor (as determined in good faith by the Board of Managers) of the Company or any of its Subsidiaries (except that any such Transfer in connection with a Sale by the Majority Class A Holders shall be permitted notwithstanding this Section 9.4). Any Transfer in contravention of any of the provisions of this Agreement shall be void and of no effect, and shall not bind nor be recognized by the Company.
     9.5. Records. In the event of a Transfer and the admission of any Assignee as a Member of the Company, (a) the Board of Managers shall cause the books and records of the Company to be amended promptly to reflect such Transfer and admission and (b), in the event that the Transferred Interest is represented by a Share Certificate, the Board of Managers shall cause the Company to issue a new Share Certificate to the Assignee for the number and Class of Shares being Transferred and, if applicable, a new Share Certificate to the assigning Member for that number and Class of Shares represented by the canceled Share Certificate that are not being Transferred.
     9.6. Additional Transfer Restrictions.
     9.6.1. No holder of any Participation Share shall Transfer any part of the economic or other rights that comprise its Interest evidenced by such Share to any other Person except with the prior consent of the Board of Managers; provided, however, that any holder of a Participation Share may Transfer any Participation Share held by such holder pursuant to the performance by such holder of its “drag along” obligations contained in Section 9.9, subject to Section 9.10, or pursuant to the performance of such holder’s obligations under any separate written agreement between such holder and the Company.
     9.6.2. Any attempted Transfer of Shares not permitted by this Section 9.6 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.
     9.6.3. The foregoing provisions of this Section 9.6 shall expire upon the closing of a Qualified Public Offering and shall not apply to any Shares which have been Sold in a Public Sale.
     9.7. Rights of First Offer.
     9.7.1. No holder of any Class A or A-2 Share who is not a PEP Member or a permitted transferee of a PEP Member (each such holder, a “Prospective Seller”) shall Transfer any part of the economic or other rights that comprise its or his Interest evidenced by such Share to any other Person (the “Prospective Buyer”) except in the manner and on the terms set forth in this Section 9.7. Any attempted Transfer of Class A or A-2 Shares not permitted by this Section 9.7 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.
     9.7.2. A written notice (the “First Offer Notice”) shall be furnished by the Prospective Seller to the Company and to each other holder of Class A and A-2 Shares (collectively with the Company, the “Offerees”) at least 15 business days prior to such Transfer. The First Offer Notice shall include:
(a)	The principal terms of the proposed Transfer, including the portion of the Interest to be Transferred (the “Offered Interest”), the proposed purchase price, the name and address of the Prospective Buyer, and the material terms and conditions to be contained in the definitive documentation relating to such Transfer; provided, however, that in the event that the consideration to be paid in exchange for such Interest contains non-cash consideration, then such notice shall specify the Fair Market Value of such non-cash consideration; and

(b)	An offer by the Prospective Sellers to the Offerees to sell all (but not less than all) of the Offered Interest specified in the First Offer Notice, on the same terms and conditions with respect to such Interest proposed to be Transferred as the Prospective Sellers shall propose to Transfer to the Prospective Buyer; provided, however, that in the event that the consideration to be paid in exchange for such Interest contains non-cash consideration, such offer shall give the Offerees the option to pay, in lieu of delivering such non-cash consideration, cash in the amount of the Fair Market Value of such non-cash consideration.
     9.7.3. Within 15 business days after the effectiveness (in accordance with Section 18.3) of the First Offer Notice, each Offeree desiring to accept the offer to purchase the Offered Interest proposed to be Transferred in the proposed Transfer (each a “Participating First Offer Buyer”) shall send a written irrevocable acceptance (the “First Offer Acceptance”) to the Prospective Sellers specifying the portion of the Offered Interest which such Participating First Offer Buyer desires to purchase pursuant to the First Offer Notice. Any Offeree, including the Company, who does not so accept the Prospective Sellers’ offer to so purchase the Offered Interest shall be deemed to have waived all of its rights under this Section 9.7 with respect to such Transfer.
     9.7.4. Subject to compliance by the Prospective Sellers with the provisions of this Section 9.7, if the total amount of the Interest specified to be purchased in all First Offer Acceptances shall be less than the Offered Interest, the Prospective Sellers shall thereafter be free to Transfer all but not less than all of the Offered Interest to the Prospective Buyer, upon the same terms and conditions set forth in the First Offer Notice, without any further obligation to the Offerees. If (a) prior to consummation of the proposed Transfer, the terms of the proposed Transfer shall change with the result that the aggregate purchase price to be paid in such proposed Transfer shall be less than the purchase price set forth in the First Offer Notice, the other terms of such proposed Transfer shall be more favorable to the Prospective Buyer than those set forth in the First Offer Notice, or the identity of the Prospective Buyer shall change, or (b) at the end of the 90th day following the date of the effectiveness of the First Offer Notice, the Prospective Sellers have not completed the proposed Transfer, the First Offer Notice shall be null and void, and it shall be necessary for a separate First Offer Notice to be furnished, and all of the terms and provisions of this Section 9.7 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 9.7; provided, however, that in the case of such a separate First Offer Notice given pursuant to the immediately preceding clause (a), each applicable period to which reference is made in Sections 9.7.2 and 9.7.3 shall be the longer of (i) the remaining portion of the 10 business day period applicable to the original First Offer Notice distributed in connection with such proposed Transfer or (ii) 15 business days.
     9.7.5. If the total amount of the Interest specified to be purchased in all First Offer Acceptances shall equal or exceed the Offered Interest, then:
(a)	If the total amount of the Interest specified to be purchased in all First Offer Acceptances shall equal the Offered Interest, such Interest shall be allocated to each Participating First Offer Buyer in accordance with the amount specified by such Participating First Offer Buyer in such Participating First Offer Buyer’s First Offer Acceptance; and

(b)	If the total amount of the Interest specified to be purchased in all First Offer Acceptances shall exceed the Offered Interest, such Interest shall be allocated (a) if the Company is a Participating First Offer Buyer, then first to the Company, up to the amount specified by the Company in its First Offer Acceptance, (b) then, if a PEP Member is a Participating First Offer Buyer, second to such PEP Member, up to the amount specified by such PEP Member in its First Offer Acceptance, and (c) then third to each Participating First Offer Buyer, pro rata based upon the number of all Class A and A-2 Shares held by each such Participating First Offer Buyer concurrently receiving an allocation of the Offered Interest; provided, however, that if, in the case of any such Participating First Offer Buyer, such Participating First Offer Buyer shall have been so allocated the amount of the Offered Interest specified by such Participating First Offer Buyer in such Participating First Offer Buyer’s First Offer Acceptance, then such Participating First Offer Buyer shall not be allocated any of the Offered Interest in excess of the amount so specified, and any of the Offered Interest remaining unallocated shall be allocated among the remaining Participating First Offer Buyers pro rata based on the number of all Class A and A-2 Shares held by each such remaining Participating First Offer Buyer until all of the Offered Interest has been so allocated.
     9.7.6. The closing of any purchase of an Offered Interest pursuant to this Section 9.7 shall take place as soon as reasonably practicable and in no event later than 30 days after termination of the applicable exercise period and at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine. At the closing of any purchase and sale of an Offered Interest pursuant to this Section 9.7, the Prospective Sellers shall deliver to the Participating First Offer Buyers the Offered Interest free and clear of any lien or encumbrance, together with any necessary transfer tax stamps affixed or payment for any other transfer taxes and any other certificates, transfer powers or other documents that the Participating First Offer Buyers may reasonably request, and the Participating First Offer Buyers shall pay to the Prospective Sellers, by certified or bank check or wire transfer of immediately available federal funds or other applicable delivery, the purchase price of the Offered Interest. The delivery of the Offered Interest by the Prospective Sellers shall be deemed a representation and warranty by each Prospective Seller that such Prospective Seller has full right, title and interest in and to the Offered Interest (or to such portion thereof that such Prospective Seller is so Transferring), that such Prospective Seller has all necessary power and authority and has taken all necessary action to sell the Offered Interest (or such portion thereof) as contemplated hereby, and that the Offered Interest (or such portion thereof) is free and clear of any and all liens and encumbrances.

     9.7.7. Notwithstanding the foregoing provisions of this Section 9.7, no other holder of Shares shall have any right of first offer pursuant to the provisions of this Section 9.7 with respect to any Transfer of Class A Shares by the holder thereof:
(a)	pursuant to an exercise of such holder’s “tag along” rights contained in Section 9.8;

(b)	pursuant to the performance by such holder of its “drag along” obligations contained in Section 9.9;

(c)	to an Affiliate of such holder or to partners, members, managing directors or principals of such holder that is a partnership or limited liability company or to Affiliates of such partners, provided that this clause (c) shall not apply to any Transfer to the Company or any Subsidiary of the Company;

(d)	with respect to each such holder of Class A or A-2 Shares who is a natural person:
(i)	to a Member of the Immediate Family of such holder or to a Member of the Immediate Family of any Affiliate of such holder;

(ii)	for estate planning purposes; or

(iii)	upon the death of such holder, by the will or other instrument taking effect at the death of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such holder; or
(e)	in a Public Sale.
     9.7.8. The foregoing provisions of this Section 9.7 shall expire upon the closing of a Qualified Public Offering and shall not apply to any Shares which have been Sold in a Public Sale.
     9.8. Tag Along.
     9.8.1. Subject to the terms of Section 9.7 hereof, no holder of any Class A or A-2 Share (each such holder, a “Prospective Selling Holder”) shall Transfer any part of the economic or other rights that comprise its or his Interest evidenced by such Share for value (a “Sale”) to any Prospective Buyer except in the manner and on the terms set forth in this Section 9.8. Any attempted Transfer of Shares not permitted by this Section 9.8 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

     9.8.2. A written notice (the “Tag Along Notice”) shall be furnished by the Prospective Selling Holders to each other holder of a Class A or A-2 Share (collectively, the “Tag Along Offerors”) at least 15 business days prior to such Transfer. The Tag Along Notice shall include:
(a)	The principal terms of the proposed Sale insofar it relates to the Class A or A-2 Shares, including the number of Shares to be purchased from the Prospective Selling Holders, the percentage of all Class A or A-2 Shares held by the Prospective Selling Holder which such number of Shares proposed to be so purchased constitutes (the “Tag Along Sale Percentage”), the expected per Share purchase price, the name and address of the Prospective Buyer and a good-faith estimate of the amounts described in Section 9.10.5; and

(b)	An invitation to each Tag Along Offeror to make an offer to include in the proposed Sale to the Prospective Buyer an additional number of Class A and / or Class A-2 Shares (not in any event to exceed the Tag Along Sale Percentage of the Class A Shares owned by such Tag Along Offeror) owned by such Tag Along Offeror, on the same terms and conditions with respect to each Share sold (subject to Section 9.10), as the Prospective Selling Holders shall Sell each of their Shares.
     9.8.3. Within 20 business days after the effectiveness (in accordance with Section 18.3) of the Tag Along Notice, each Tag Along Offeror desiring to make an offer to include Class A and / or A-2 Shares in the proposed Sale (each a “Participating Seller” and, together with the Prospective Selling Holders, collectively, the “Tag Along Sellers”), regardless of whether such Tag Along Offerors exercised their “first offer” rights as Offerees pursuant to Section 9.7 (if applicable), shall send a written offer (the “Tag Along Offer”) to the Prospective Selling Holders specifying the number of Shares (not in any event to exceed the Tag Along Sale Percentage of the Class A and / or A-2 Shares owned by such Participating Seller) which such Participating Seller desires to have included in the proposed Sale. Each Tag Along Offeror who does not so accept the Prospective Selling Holders’ invitation to make an offer to include Class A and / or A-2 Shares in the proposed Sale shall be deemed to have waived all of such Tag Along Offeror’s rights with respect to such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the Prospective Buyer, at a per Share price no greater than the per Share price set forth in the Tag Along Notice and on other terms which are not more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Offerors.
     9.8.4. The Prospective Selling Holders shall attempt to obtain the inclusion in the proposed Sale of the entire number of Shares which the Tag Along Sellers desire to have included in the Sale (as evidenced in the case of the Prospective Selling Holders by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer). In the event the Prospective Selling Holders shall be unable to obtain the inclusion of such entire number of Class A and A-2 Shares in the proposed Sale, the number of Class A and A-2 Shares to be sold in the proposed Sale by each Tag

Along Seller shall be reduced on a pro rata basis according to the proportion which the number of all Class A and A-2 Shares which each such Tag Along Seller desires to have included in the Sale bears to the aggregate number of all Class A and A-2 Shares which all of the Tag Along Sellers desire to have included in the Sale.
     9.8.5. The offer of each Participating Seller contained in such Participating Seller’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Participating Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share sold (subject to Section 9.10), as the Prospective Selling Holders, up to such number of Class A or A-2 Shares as such Participating Seller shall have specified in such Participating Seller’s Tag Along Offer; provided, however, that (a) if the principal terms of the proposed Sale change with the result that the per Share price shall be less than the per Share price set forth in the Tag Along Notice or the other terms shall be less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Participating Seller shall be permitted to withdraw the offer contained in his Tag Along Offer and shall be released from such Participating Seller’s obligations thereunder and (b) if, at the end of the 90th day following the date of the effectiveness of the Tag Along Notice, the Prospective Selling Holders have not completed the proposed Sale, each Participating Seller shall be released from such Participating Seller’s obligations under his Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and all of the terms and provisions of this Section 9.8 separately complied with, in order to consummate such proposed Sale pursuant to this Section 9.8, unless the failure to complete such Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 9.8.
     9.8.6. If, prior to consummation, the terms of the proposed Sale shall change with the result that the per Share price to be paid in such proposed Sale shall be greater than the per Share price set forth in the Tag Along Notice or the other terms of such proposed Sale shall be more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 9.8 separately complied with, in order to consummate such proposed Sale pursuant to this Section 9.8; provided, however, that in the case of such a separate Tag Along Notice, each applicable period to which reference is made in Section 9.8 shall be the longer of (i) the remaining portion of the 20 business day period applicable to the assigned Tag Along Notice distributed in connection with such proposed transfer or (ii) 10 business days.
     9.8.7. Notwithstanding the foregoing provisions of this Section 9.8, no other holder of Shares shall have any tag along right pursuant to the provisions of this Section 9.8 with respect to any Transfer of Class A or A-2 Shares by a holder thereof:
(a)	pursuant to the performance of such holder’s “first offer” obligations contained in Section 9.7 or pursuant to the exercise by such holder of its “drag along” rights contained in Section 9.9;

(b)	to an Affiliate of such holder or to partners, members, managing directors and principals of such holder that is a partnership or limited liability company, provided that this clause (b) shall not apply to any Transfer to the Company or any Subsidiary of the Company;

(c)	with respect to each such holder who is a natural person:
(i)	to a Member of the Immediate Family of such holder or to a Member of the Immediate Family of any Affiliate of such holder;

(ii)	for estate planning purposes; or

(iii)	upon the death of such holder, by the will or other instrument taking effect at the death of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such holder; or
(d)	in a Public Sale.
     9.8.8. The foregoing provisions of this Section 9.8 shall expire upon the closing of a Qualified Public Offering and shall not apply to any Shares which have been Sold in a Public Sale.
     9.9. Drag Along.
     9.9.1. In connection with the Sale by the Majority Class A Holders (each such holder, a “Prospective Selling Holder”) on an arm’s-length basis to one or more Persons that are not Affiliates of such Majority Class A Holders (collectively, the “Prospective Buyer”) of a number of Shares representing, together with the other Shares to be sold after exercise of the rights of the Prospective Selling Holders under this Section 9.9, direct or indirect ownership of at least a majority of Class A and A-2 Shares then outstanding and held by all Members (the percentage of the Class A and A-2 Shares held by the Prospective Selling Holders which such number of shares to be so sold by the Prospective Selling Holders represents is referred to herein as the “Drag Along Sale Percentage”), each holder of Shares hereby agrees, if the Prospective Selling Holders give the Drag Along Notice referred to in Section 9.9.2, to Sell Shares representing, with respect to each Class of Shares held by such holder, the Drag Along Sale Percentage of such Class of Shares, in the manner and on the terms set forth in this Section 9.9.
     9.9.2. If the Prospective Selling Holders elect to exercise their rights under this Section 9.9, a written notice (the “Drag Along Notice”) shall be furnished by the Prospective Selling Holders to each other holder of Shares. The Drag Along Notice shall set forth the principal terms of the proposed Sale including the number and Classes of Shares to be acquired by the Prospective Buyer in the Sale, the number of Shares to be acquired from the Prospective Selling Holders, the manner in which such Shares are to be sold, the Drag Along Sale Percentage, the per Share consideration to be received in the proposed Sale (which may be estimated if the price is determined by a formula including variables which cannot be precisely determined until closing) and the name of the Prospective Buyer.
     9.9.3. If the Prospective Selling Holders consummate the proposed Sale to which reference is made in the Drag Along Notice, each other holder of Shares (each a “Participating Seller”, and, together with the Prospective Selling Holders, collectively, the “Drag Along Sellers”) shall be bound and obligated to Sell Shares representing, with respect to each Class of Shares held by such holder, the Drag Along Sale Percentage of such Class of Shares in the proposed Sale on the same terms and conditions with respect to each Share sold (subject to Section 9.10), as the Prospective Selling Holders shall Sell each Share in the Sale. Notwithstanding any provision contained herein to the contrary, except as provided in Section 9.9.1, no holder of Shares shall have the right to exercise any rights of first offer or tag along rights contained in Sections 9.7 or 9.8 in connection with the proposed Sale to which reference is made in the Drag Along Notice. If at the end of the 135th day following the date of the effectiveness of the Drag Along Notice the Prospective Selling Holders have not completed the proposed Sale, each Participating Seller shall be released from his obligation under the Drag Along Notice, the Drag Along Notice shall be null and void, and it shall be necessary for a separate Drag Along Notice to be furnished and the terms and provisions of this Section 9.9 separately complied with, in order to consummate such proposed Sale pursuant to this Section 9.9.
     9.9.4. Notwithstanding the foregoing, the Majority Class A Holders shall not have any right to exercise any rights pursuant to the provisions of this Section 9.9 with respect to any Sale of Shares to any Affiliate of the Majority Class A Holders.
     9.9.5. The foregoing provisions of this Section 9.9 shall expire upon the closing of a Qualified Public Offering and shall not apply to any Shares which have been Sold in a Public Sale.
     9.10. Miscellaneous Provisions Relating to Sales under Section 9.8 and 9.9. The following provisions shall be applied to any Sale to which Section 9.8 or 9.9 applies:
     9.10.1. In the event the consideration to be paid in exchange for Shares in a proposed Sale pursuant to Section 9.8 or 9.9 includes any securities, and the offer thereof to, or receipt thereof by, a Participating Seller would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Participating Seller of any information other than such information as would be required under Regulation D in an offering made pursuant to Regulation D solely to Accredited Investors, the Prospective Selling Holders shall be obligated only to use their reasonable efforts to cause the requirements under Regulation D to be complied with to the extent necessary to permit such Participating Seller to be offered and receive such securities, it being understood and agreed that the Prospective Selling Holders shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes unless the securities issued to the Prospective Selling Holders are so registered. Notwithstanding any provisions of this Section 9.10 or of Section 9.8 or 9.9, if use of reasonable efforts does not result in the requirements under Regulation D being complied with to the extent necessary to permit such Participating Seller to be offered or receive such securities, the Prospective Selling Holders shall cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares (in accordance with Section 9.10.5) which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the Sale, an amount in cash equal to the Fair Market Value of such Shares as of the date of the issuance of securities in exchange for Shares. The obligation of the Prospective Selling Holders to use reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Participating Seller to be offered or receive such securities shall be conditioned on such Participating Seller executing such documents and instruments, and taking such other actions (including if required by the Prospective Selling Holders, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Prospective Selling Holders shall reasonably request in order to permit such requirements to be complied with. Unless the Participating Seller in question shall have taken all actions reasonably requested by the Prospective Selling Holders in order to comply with the requirements under Regulation D: (i) such Participating Seller shall not have the right to require the payment of cash in lieu of securities under this Section 9.10.1 and (ii) the Prospective Selling Holders may proceed with the proposed Sale without the participation of such Participating Seller.
     9.10.2. Each Participating Seller, whether in his capacity as a Participating Seller, holder of Shares, officer or member of the Board of Managers of the Company, or otherwise, shall take or cause to be taken all such actions as may be reasonably necessary or desirable in order expeditiously to consummate each Sale pursuant to Section 9.8 or 9.9 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Prospective Selling Holders and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Holders to which such Prospective Selling Holders will also be party, including agreements to (a) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and (b) be severally (with all other sellers) liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiaries; provided, however, that, except with respect to individual representations, warranties, covenants, indemnities and other agreements of Participating Sellers of the type described in clause (a) above, the aggregate amount of such liability shall not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the aggregate proceeds to all holders of Shares in connection with such Sale, or (ii) the proceeds received by such Participating Seller in connection with such Sale; and provided, further, that the nature and extent of such representations, warranties, covenants and indemnities shall be the same with respect to each Class of Shares being sold in such sale.
     9.10.3. All reasonable costs and expenses incurred by any Prospective Selling Holder or the Company in connection with any proposed Sale pursuant to Section 9.8 or 9.9 (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid from the sales proceeds prior to distribution and shall be borne by the Prospective Selling Holders and the Participating Sellers pro rata based on the proceeds which would otherwise be received by them. The Company may retain legal counsel and other advisors, if necessary, to assist with the Sale.
     9.10.4. The closing of a Sale pursuant to Section 9.8 or 9.9 shall take place at such time and place as the Prospective Selling Holders shall specify by reasonable notice to each Participating Seller. At the closing of any Sale under Section 9.8 or 9.9, each Participating Seller shall deliver any certificates evidencing the Shares to be Sold by such Participating Seller, duly endorsed, or with transfer powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration. It is understood and agreed that no holder of Shares shall have any liability to any other holder of Shares arising from, relating to or in connection with any proposed Sale which has been the subject of a Tag Along Notice or a Drag Along Notice whether or not such proposed Sale is consummated (except solely to the extent, if any, as such holder may agree in the documentation specifically relating to such Sale).
     9.10.5. Subject to Section 9.10.3, the Participating Sellers shall receive their pro rata portion of the consideration for the Shares sold or otherwise disposed of pursuant to the Sale (after deduction of the proportionate share of (i) amounts paid into escrow or held back, in the reasonable determination of the Prospective Selling Holders, for indemnification or post-closing expenses and (ii) amounts subject to post-closing purchase price adjustments, provided that upon determination of such purchase price adjustment or indemnification or post-closing expenses and upon release of any such escrow or hold-back, as applicable, such amounts will be distributed to the Participating Sellers so that the total amount distributed is in accordance with the provisions of Section 9.10.6) from the Prospective Buyer concurrently with, or reasonably promptly after, the receipt of consideration by the Prospective Selling Holders.
     9.10.6. The relative amounts of consideration to be received in respect of each Share in a Sale pursuant to Section 9.8 or 9.9 shall be based upon the Pre-Transaction Value of such Share. Notwithstanding the fact that the Shares to be sold by Prospective Selling Holders may be of one or more Classes of Shares, each holder of each Class of

Shares shall be entitled to the benefits, and subject to the obligations, of Section 9.8 or 9.9 and this Section 9.10 with respect to all Shares held by such holder as if all Shares were of the same Class, subject only to possible differences in the per-Share consideration to be paid in accordance with the immediately preceding sentence.
     9.11. Forfeiture of Participation Shares.
     9.11.1. Notwithstanding anything to the contrary in Section 9.6, the holder of any Participation Shares shall forfeit to the Company all or a portion of such Shares as follows:
(a)	if the employment of the holder of any Participation Shares is terminated at any time for Cause, such holder shall automatically forfeit of all of such holder’s Participation Shares (whether or not such Shares are Vested Participation Shares) to the Company without consideration therefor, and the Company shall promptly thereafter cancel and retire such Shares; and

(b)	if the holder of Participation Shares breaches or violates the covenants and other agreements relating to non-competition, non-solicitation and/or non-disclosure any agreement as may now or hereafter exist between such holder and the Company or any of its Subsidiaries regarding non-competition, non-solicitation and non-disclosure and such breach or violation is not cured to the satisfaction of the Company within 10 business days notice thereof by the Company to such holder, such holder shall automatically forfeit all of such holder’s Participation Shares (whether or not such Shares are Vested Participation Shares) to the Company without consideration therefor, and the Company shall promptly thereafter cancel and retire such Shares.
     9.11.2 Upon a forfeiture of an individual’s Participation Shares pursuant to this Section 9.11, if the individual fails or refuses to execute such documents or instruments of transfer as requested by the Board of Managers, the Board of Managers may appoint any Person to act as attorney-in-fact for such Person in order to execute such documents or instruments of transfer.
ARTICLE X
ADMISSION OF ASSIGNEE AS MEMBER
     10.1. Requirements. A Person that has validly (including in compliance with Article IX) acquired an Interest in the Company by a Transfer from a Member shall be admitted to the Company as a Member upon compliance with each of the following conditions:
(a)	A duly executed and acknowledged written instrument of Transfer is filed with the Company, specifying the Interests being transferred and setting forth the intention of the Member effecting the Transfer that the Assignee succeed to a portion or all of such Member’s Interest as a Member;

(b)	The Assignee qualifies as an Accredited Investor or is a Member of the Immediate Family of the Member making such Transfer and such Transfer has been made for no consideration;

(c)	If requested by the Board of Managers, the Assignee delivers to the Company an opinion of counsel, in form and substance satisfactory to the Board of Managers, to the effect provided in clause (a) of Section 9.2 with respect to the admission of the Assignee as a Member, unless such an opinion would not be required by virtue of the proviso to said clause (a);

(d)	The Member effecting the Transfer and Assignee execute and acknowledge any other instruments that the Board of Managers deems reasonably necessary or desirable for admission of the Assignee, including the written acceptance and adoption by the Assignee of the provisions of this Agreement (including the representations, warranties and covenants set forth in Article XIV) and execution, acknowledgment, and delivery to the Board of Managers of a special power of attorney as provided in Section 18.4;

(e)	The Member effecting the Transfer or the Assignee pays to the Company a transfer fee sufficient to cover all reasonable expenses connected with the admission; and

(f)	Article IX of this Agreement has been or is complied with;
provided, however, that, notwithstanding the foregoing, in no event shall a competitor of the Company or any Subsidiary (as determined in good faith by the Board of Managers) be admitted as a Member without the prior written consent of the Board of Managers.
     10.2. Consent. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article X with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.
     10.3. Withdrawal of Member; No Dissolution. If a Member Transfers all of its Interest in the Company pursuant to Article IX and the transferee of such interest is admitted as a Member pursuant to Section 10.1, such Person shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Member is admitted, and, immediately following such admission, the Member effecting the Transfer shall cease to be a Member of the Company. Upon the resignation or withdrawal from the Company of the Member effecting the Transfer, the resigning or withdrawing member shall not be entitled to any Distributions (including any Distributions under Section 18-604 of the Act) from and after the date of such resignation or transfer.

ARTICLE XI
RIGHTS AND POWERS OF THE MEMBERS
     11.1. No Management and Control. In no event shall any Member, in its capacity as such, have any right or authority to act for or bind the Company, and, except as expressly provided in this Agreement or any other agreement between such Member and the Company, no Member in its capacity as such shall take part in or interfere in any manner with the management of the business and affairs of the Company.
     11.2. Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce its capital contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement, (b) make voluntary capital contributions or contribute any property to the Company other than cash, (c) bring an action for partition against the Company or any Company assets, (d) to the fullest extent permitted by law, cause the dissolution of the Company, except as set forth in this Agreement, or (e) upon any Distribution, including any liquidating Distribution, require that property other than cash be distributed in return for its capital contribution. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property. Except as otherwise set forth in this Agreement, no Member shall have priority over any other Member either as to the return of its capital contribution or as to any allocation of Net Profit or Net Loss, or as to Distributions. Other than upon the termination and dissolution of the Company as provided by this Agreement, there has been no time agreed upon when Distribution in liquidation of a Member’s Interest will be made.
     11.3. Amendments to Certificate and Agreement; Voting.
     11.3.1. Subject to the limitations contained elsewhere herein, including Section 5.3, either this Agreement or the Certificate (or both) may be modified or amended with and by (but only with and by) the prior written consent of the Majority Class A Holders. The holders Participation Shares shall have no voting rights with respect to such Shares. Notwithstanding the foregoing provisions of this Section 11.3.1, (a) neither the Certificate nor this Agreement may be amended without the approval of each Member or Assignee materially adversely affected if the amendment would reduce any such Person’s Interest (except as contemplated herein) or would reduce the allocation to such Person of the amount of any Net Profit, Net Loss, or Distribution of cash or property from that which is provided or contemplated herein unless (i) such amendment is being executed to reflect any dilution in such Person’s Interest resulting from the issuance of Interests and Shares as contemplated hereby or to reflect the preference over any such Interest of any new Interests hereunder, (ii) such amendment is being executed to reflect the acceptance of an Assignee as a new Member pursuant hereto or (iii) such amendment treats all Members and Assignees equally based on their respective Interest or Economic Interest, and (b) this Agreement may be amended by the Board of Managers, subject to the requirements of Section 5.3, if (i) such amendment is being executed to reflect any dilution in a Person’s Interest resulting from the issuance of Interests and Shares as contemplated hereby or to reflect the preference over any such Interest of any new Interests hereunder, or (ii) such amendment is being executed to reflect the acceptance of an Assignee as a new Member pursuant hereto. All amendments to the Certificate or this Agreement will be sent to each Member promptly after the effectiveness thereof.
     11.3.2. The Board of Managers shall cause to be prepared and filed any amendment or restatement to the Certificate that may be approved in accordance with this Agreement.
     11.3.3. Any modification or amendment to the Certificate or this Agreement pursuant to this Section 11 shall be binding on all Members.
     11.3.4. For all purposes hereunder and under the Act, all holders of Shares shall vote together as a single class, with each holder of Class A and A-2 Shares entitled to a number of votes equal to the number of Class A and A-2 Shares of which it is the record holder, and the holders of Participation Shares shall have no vote with respect to such Shares.
ARTICLE XII
DISSOLUTION OF COMPANY
     12.1. Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Articles IX and X, any Member may Transfer its Interest in the Company to an Assignee and an Assignee may become a Member in place of the Member which assigned its Interest with respect to the Interest Transferred. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not in and of itself cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.
     12.2. Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events: (a) the determination of the Board of Managers, (b) the sale or other disposition of all of the Company’s assets and receipt of the final payment of all installment obligations received as a result of such sale or other disposition, (c) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, (d) upon the affirmative vote or other written consent of all holders of Class A Shares or (e) the entry of a decree of judicial dissolution under Section 18- 802 of the Act.
     12.3. Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company’s property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act and upon satisfaction

(whether by payment or the making of reasonable provision for payment) of the Company’s liabilities, in accordance with Section 7.2. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within thirty days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers. Upon such final accounting, a Manager shall cancel the Certificate in accordance with the Act and the Company’s existence as a separate legal entity shall terminate.
     12.4. No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 12.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 12.2 and except as specifically provided in Section 18-802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.
     12.5. No Further Claim. Upon dissolution, each Member shall look solely to the assets of the Company for the return of its capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate capital contributions of each Member, such Members shall have no recourse against the Company, any member of the Board of Managers or any other Member.
ARTICLE XIII
INDEMNIFICATION
     13.1. General. The Company shall, to the fullest extent permitted by law, indemnify, defend, and hold harmless the Board of Managers and each Member, including the Tax Matters Member, and each such Person’s officers, directors, partners, members, shareholders, employees, and agents, and the employees, officers, and agents of the Company, (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article XIII), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 13.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, believed, in good faith, that its his or her course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud, gross negligence, or willful misconduct by the Indemnified Person; and provided, further, that indemnification under this Section 13.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. The Company may, as determined by the Board of Managers, advance or reimburse attorneys’ fees of an Indemnified Person as incurred. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs.
     13.2. Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, believed, in good faith, that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of the Company, and (b) the conduct of the Indemnified Person did not constitute fraud, gross negligence, or willful misconduct by such Indemnified Person.
     13.3. Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article XIII as an “Indemnified Person” with respect thereto, regardless whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.
     13.4. Procedure Agreements. The Company may enter into an agreement with any of its officers, employees and agents, the Members or any member of the Board of Managers, setting forth procedures consistent with applicable law and this Agreement for implementing the indemnities provided in this Article XIII.
     13.5. Interested Transactions. To the fullest extent permitted by law, no member of the Board of Managers and no Member shall be deemed to have breached his or her duty of loyalty to the Company or the Members (and such member of the Board of Managers or Member shall not be liable to the Company or to the Members for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with, or contemplated by, the terms hereof.
     13.6. Business Opportunities. To the fullest extent permitted by law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any member of the Board of Managers or any Member who is not an employee of the Company and/or its Subsidiaries. The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any member of the Board of Managers or any Member which is not an employee of the Company and/or its Subsidiaries. No member of the Board of Managers or Member who is not an employee of the Company and/or its Subsidiaries and who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such member of the Board of Managers or Member shall not be liable to the Company or to the Members for breach of any fiduciary or other duty by reason of the fact that such member of the Board of Managers or Member pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. No amendment or repeal of this Section 13.6 shall apply to or have any effect on the liability or alleged liability of any member of the Board of Managers or Member who is not an employee of the Company and/or its Subsidiaries for or with respect to any opportunities of which any such member of the Board of Managers or Member becomes aware prior to such amendment or repeal.
     13.7. Fiduciary and Other Duties.
     13.7.1. An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its, his or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expressly limit the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.
     13.7.2. Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in its, his or her discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including its, his or her own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its, his or her good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.
     13.8. Amendment. The provisions of this Article XIII may be amended or repealed in accordance with Section 11.3; provided, however, that no amendment or repeal of such provisions that adversely affects the rights of any Indemnified Person under this Article XIII with respect to its acts or omissions at any time prior to such amendment or repeal shall apply to any Indemnified Person without its prior written consent.
     13.9. Survival. The provisions of this Article XIII shall survive any termination of this Agreement.
     13.10. No Inconsistent Amendments to Certificate. No amendments to the Certificate shall be made to the extent such amendments are contrary to, or not consistent with, the provisions of this Article XIII.
ARTICLE XIV
REPRESENTATIONS AND COVENANTS BY THE MEMBERS
     Each Member hereby represents and warrants to, and agrees with, the Board of Managers, the other Members, and the Company, severally and as to itself, as follows:

     14.1. Investment Intent. It is acquiring its Interest with the intent of holding the same for investment for its own account and without the intent or a view of participating directly or indirectly in any distribution of such Interest within the meaning of the Securities Act or any applicable state securities laws in a manner that would violate such laws.
     14.2. Securities Regulation.
     14.2.1. It acknowledges and agrees that its Interest is being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and exemptions contained in applicable state securities laws, and that its Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and those state acts or pursuant to an effective registration statement under the Securities Act and those state acts or in a transaction that is otherwise in compliance with the Securities Act and those state acts.
     14.2.2. It understands that it has no contractual right under this Agreement for the registration under the Securities Act of its Interest for public sale and that, unless its Interest is registered or an exemption from registration is available, its Interests may be required to be held indefinitely.
     14.3. Knowledge and Experience. It has such knowledge and experience in financial, tax, and business matters as to enable it to evaluate the merits and risks of its investment in the Company and to make an informed investment decision with respect thereto.
     14.4. Economic Risk. It is able to bear the economic risk of its investment in its Interest.
     14.5. Binding Agreement. It has all requisite power and authority to enter into and perform this Agreement and that this Agreement is and will remain its valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors rights).
     14.6. Tax Position. Unless it provides prior written notice to the Company, it will not take a position on any federal, state, foreign or other income tax return, in any claim for refund, or in any administrative or legal proceedings that is inconsistent with any information return filed by the Company or with the provisions of this Agreement.
     14.7. Information. It has received all documents, books, and records pertaining to an investment in the Company requested by it. It has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to its satisfaction.

ARTICLE XV
COMPANY REPRESENTATIONS
     In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:
     15.1. Organization, etc. The Company is a duly formed and validly existing limited liability company under the Act and the Certificate has been duly filed as required by the Act. The Company has all necessary power and authority under the Act to issue the Interests to be issued to the Members hereunder.
     15.2. Interests. When the Interests are issued to the Members as contemplated by this Agreement and the capital contributions required to be made by such Members are made, the Interest issued to such Members will be duly and validly issued and no liability for any additional capital contributions or for any obligations of the Company will attach thereto, except to the extent required by the Act or this Agreement.
ARTICLE XVI
RIGHT TO CONVERT TO CORPORATE FORM
     16.1. Conversion of Company. With the prior written consent of the Board of Managers, but without any need for consent or approval of any other Member, the Majority Class A Holders may elect to require that the Company be converted into a corporation (including, without limitation, by means of the contribution of the membership interests in the Company to one of the partners of Providence V-A), which conversion shall be effected by a merger, a tax-free contribution under Section 351 of the Internal Revenue Code or by such other form of transaction as may be available under applicable law. In such conversion, each Member’s direct or indirect ownership percentage of the Pre-Transaction Value of all Shares outstanding immediately prior to such conversion shall be the basis for the allocation of shares or options in the corporation, all Class A and A-2 Shares shall be converted into common stock of the corporation of the same class and with the same rights and obligations and all Participation Shares outstanding immediately prior to such conversion shall be converted into or exchanged for shares or options, as applicable, in the corporation. It is the intent of the Members that the conversion of the Company into corporate form and the conversion or reorganization of any of the Company’s operating divisions, whether currently existing or existing in the future, into corporate form are part of each Member’s investment decision with respect to the Shares of such Member. The Members agree that, to the extent reasonably practicable, they shall work together in good faith to effect such conversion on a non-detrimental tax basis for all holders. Concurrently with such conversion, the Company’s corporate successor will enter into a registration rights agreement in a form reasonably acceptable to the Majority Class A Holders (a “Registration Rights Agreement”). Such Registration Rights Agreement shall provide the holders of Class A Shares (or securities received in exchange therefor in such conversion) with, among other things, (i) customary demand registration rights, (ii) customary unlimited S-3 registration rights with minimum gross proceeds of $1 million (but no more than one every six months), and (iii) customary unlimited piggy back rights subject to pro rata cutback at the discretion of the Board of Managers and the Company’s (or its corporate successor’s) underwriters, in consideration of prevailing market conditions; provided that, other than with respect to demand registration rights, the rights granted to the Founder Investors will be pari passu with the other holders of Class A Shares. Each holder of Class A Shares (or securities received in exchange therefor in such conversion) will be permitted to participate pari passu in a demand registration initiated by any other holder of Class A Shares (or securities received in exchange therefor in such conversion) and shall have rights senior to registration rights granted on any other shares.
     16.2. Execution of Documents. Upon an election pursuant to Section 16.1, the Members shall, at the expense of the Company, as soon as practicable thereafter execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all instruments and documents that may be reasonably requested by the Majority Class A Holders to best effectuate the conversion of the Company to a corporation while continuing in full force and effect, to the extent consistent with such conversion, the terms, provisions, and conditions of this Agreement, including all rights, protections and benefits afforded to parties to this Agreement, and including those provisions granting the Board exclusive authority to manage the operations and affairs of the Company, those provisions restricting the assignment of Shares, those provisions granting rights to repurchase or sell Shares or rights to participate in certain transactions and those provisions relating to confidentiality, indemnification and limitation of the Company’s activities; provided, however, that in no event shall the rights or obligations contained in Section 3.9 be of any force or effect after the Initial Public Offering or those contained in Article IX be of any force or effect after the closing of a Qualified Public Offering. Each Member hereby agrees that it will execute and deliver all votes or written consents that the Majority Class A Holders may deem reasonably necessary or advisable in order to best effectuate the conversion of the Company to a corporation pursuant to this Article XVI.
ARTICLE XVII
LIMITED LIABILITY
     Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnified Person (including a Member) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Indemnified Person. All persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.
ARTICLE XVIII
MISCELLANEOUS
     18.1. Additional Documents. At any time and from time to time after the date of this Agreement, upon the request of the Board of Managers and at the expense of the Company, each Member shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may reasonably be required to effectuate the purposes and intent of this Agreement.

     18.2. General. This Agreement: (i) shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Members; (ii) shall be governed by and construed in accordance with the laws of the State of Delaware; and (iii) together with the Associated Documents, contains the entire contract among the Members as to the subject matter hereof and supersedes all prior agreements with respect to such subject matter. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.
     18.3. Notices, etc. All notices and other communications required or permitted hereunder shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile, (iii) sent by nationally recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, in each case, addressed as follows:
     If to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder.
     If to the Company or the Board of Managers, to it care of:
Study Island Holdings, LLC
c/o Providence Equity Partners
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02703
Facsimile: (401) 751-1790
Attention: Peter O. Wilde
With a copy to:
Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Facsimile: (617) 772-8333
Attention: Kevin J. Sullivan, Esq.
     Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, or (b) if delivered by registered or certified mail or by overnight courier, on the date delivered as established by return receipt or courier service confirmation or the date on which the return receipt or courier service confirms that acceptance of delivery was returned by the addressee. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.
     18.4. Execution of Papers. The Members agree to execute such instruments, documents, and papers at the Company’s expense as are reasonably necessary or appropriate to carry out the intent of this Agreement. Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by the provisions of this Agreement, irrevocably constitutes and appoints the Board of Managers or any

Person designated by the Board of Managers to act on such Member’s behalf for purposes of this Section 18.4 as its true and lawful attorney-in-fact with full power and authority in its name, place, and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:
(a)	all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof adopted in accordance with the terms hereof (including Section 5.3), that the Board of Managers deems appropriate to qualify or continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board of Managers, necessary to protect the limited liability of the Members;

(b)	all amendments to this Agreement adopted in accordance with the terms hereof (including Section 5.3) and all instruments that the Board of Managers deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement (including Section 5.3); and

(c)	all conveyances and other instruments that the Board of Managers deems appropriate to reflect the dissolution of the Company in accordance with the terms hereof.
The appointment by each Member of the Board of Managers as such Member’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board of Managers to act as contemplated by this Agreement in any filing and other action by him or her on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interest; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.
     18.5. Jurisdiction; Waiver of Jury Trial.
(a)	Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of Delaware. Each of the parties hereby by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named court, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18.3 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18.3 does not constitute good and sufficient service of process. The provisions of this Section 18.5 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Delaware.

(b)	EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. NO PARTY HAS AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
     18.6. Matters of Interpretation.
     18.6.1. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.
     18.6.2. Unless otherwise explicitly provided, references to Articles and Sections are to Articles and Sections of this Agreement, and references to Schedules and Exhibits are to Schedules and Exhibits to this Agreement.
     18.6.3. Any reference to “this Agreement” or “herein” or “hereof”, or other similar reference, shall, unless otherwise provided, be deemed to be a reference to this entire Agreement, including all Schedules and Exhibits, and not to any specific Article or Section of this Agreement or any specific Schedule or Exhibit to this Agreement.
     18.6.4. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.
     18.6.5. The word “including” shall be construed as “including without limitation”.
     18.6.6. References to statutes include all rules and regulations thereunder, and all amendments and successors thereto, and interpretations thereof, all as in effect from time to time.
     18.7. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law. Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any party hereto of a material portion of the benefits intended to be provided to such party hereby, the parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit will be able to be so negotiated, in which event the other provisions of this Section 18.7 shall govern.
     18.8. No Third Party Rights. The provisions of this Agreement are for the benefit of the Company, the Board of Managers, the Members and Assignees and no other Person, including creditors of the Company shall have any right or claim against the Company, any member of the Board of Managers or any other Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.
     18.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
ARTICLE XIX
CONSENT TO COMPANY AND OPCO ACTIONS
     All of the Members signing below hereby consent (and, to the extent applicable, the individuals signing below hereby consent in their capacity as Managers) to: (a) the consummation by the Company and Opco of the transactions contemplated by the Stock Purchase Agreement; (b) the entering into the Subscription Agreement; and (c) the Company and Opco taking any and all other actions and executing any and all other documents as may be necessary to complete the transactions contemplated by the Stock Purchase Agreement and the Subscription Agreement.

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2nd Amended and Restated Limited Liability Company Agreement
     IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement as of the day and year first set forth above.

PROVIDENCE EQUITY PARTNERS V L.P.

By: Providence Equity GP V L.P., Its General Partner

By: Providence Equity Partners V L.L.C., Its General Partner

By: Name:	/s/ Paul J. Salem Paul J. Salem
Title:	Senior Managing Director

PROVIDENCE EQUITY PARTNERS V-A STUDY ISLAND L.P.

By: Providence Equity GP V L.P., Its General Partner

By: Providence Equity Partners V L.L.C., Its General Partner

By: Name:	/s/ Paul J. Salem Paul J. Salem
Title:	Senior Managing Director

/s/ Cameron Chalmers

Cameron Chalmers

/s/ David Muzzo

David Muzzo

MHT-SI, L.P.

By: MHT-SI GP, LLC, Its General Partner

By: Name:	/s/ Shawn D. Terry Shawn D. Terry
Title:	Manager

/s/ Jeanne Bodnar

Jeanne Bodnar

Exhibit 1
DEFINED TERMS
     “Accredited Investor” has the meaning assigned to such term under Regulation D promulgated pursuant to Section 4(2) of the Securities Act.
     “Act” shall mean the Delaware Limited Liability Company Act as amended and in effect from time to time.
     “Additional Capital Contribution” shall mean a Capital Contribution made at any time after the date hereof.
     “Affiliate” shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the possession, directly or indirectly, of 10% or more of the voting power of the equity issued by any Person shall be deemed to constitute such control.
     “Aggregate Net Members Contribution” shall mean $79,545,064 plus the aggregate Additional Capital Contributions of all Existing Members.
     “Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement of the Company, as further amended or restated from time to time.
     “Asset Value” of any tangible or intangible property of the Company (including goodwill) shall mean its adjusted basis for federal income tax purposes unless:
     (a) the property was accepted by the Company as a contribution to capital at a value different than its adjusted basis in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Company and the contributing Member; or
     (b) the property of the Company is revalued in accordance with Section 3.6, in which case the Asset Value for such property shall mean the Asset Value of the property determined thereunder.
As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.
     “Assignee” shall mean a Person that has validly acquired an Interest in the Company from a Member pursuant to a Transfer permitted under the terms of this Agreement but who has not become a Member of the Company pursuant to the terms of this Agreement.
     “Associated Documents” shall mean (i) the Registration Rights Agreement and (ii) each agreement between the Company and each holder of Participation Shares with respect to the issuance and vesting of Participation Shares and other matters, all as from time to time in effect.
     “Authorized Representative” is defined in Section 6.5.3(a).
     “Board of Managers” is defined in Section 5.1.1.
     “Bodnar” is defined in the Recitals.
     “Capital Account” is defined in Section 3.5.
     “Capital Contribution” means, with respect to any Member, the amount of cash and the Asset Value of any property (other than money) contributed to the Company by such Member from time to time with respect to the Shares held by such Member.
     “Cause” means, in the case of any employee or other service provider who was issued Shares as consideration for such Person’s employment or services rendered to or on behalf of the Company or its Affiliates, “Cause” as defined in such Person’s written contract of employment or engagement, if any, as may be in effect at the time of the occurrence of any acts or omissions that may constitute “Cause”; provided, however, that in the case of any Person who is not party to any such written contract or whose written contract does not contain a definition of “Cause”, “Cause” shall mean any of the following, as determined by the Board of Managers in good faith: (a) fraud, embezzlement, material dishonesty, breach of fiduciary duty against the Company, or (b) conviction or pleading of nolo contendere to a felony or a crime involving moral turpitude, or (c) a material breach of, a material failure to perform, or material negligence in performance of, the duties of employment or other engagement by the Company or any of its Affiliates, or (d) habitual drug use or intoxication which negatively impacts job performance, or (e) any gross or willful misconduct resulting in a substantial loss to the Company or substantial damage to its reputation.
     “CEO Manager” is defined in Section 5.1.1.
     “Certificate” is defined in the Recitals.
     “Class”, when used with reference to a Share, shall mean the Class of Shares of which such Share is a part.
     “Class A Member” shall mean a Member who holds Class A Shares.
     “Class A-2 Member” shall mean a Member who holds Class A-2 Shares.
     “Class A Shares” is defined in Section 3.2.1.
     “Class A-2 Shares” is defined in Section 3.2.2.

     “Class B Member” shall mean a Member who holds Class B Shares.
     “Class C Member” shall mean a Member who holds Class C Shares.
     “Code” or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.
     “Company” shall mean Study Island Holdings, LLC, which is the limited liability company formed by virtue of the filing of the Certificate in accordance with the Act.
     “Distribution” shall mean cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest in the Company and shall not include any fees paid to any Member.
     “Distribution Threshold” is defined in Section 3.2.3.
     “Drag Along Notice” is defined in Section 9.9.2.
     “Drag Along Sale Percentage” is defined in Section 9.9.1.
     “Drag Along Sellers” is defined in Section 9.9.3.
     “Economic Interest” shall mean all of the rights of an Assignee with respect to an Interest.
     “Effective Date” shall mean the date hereof.
     “Election Member” is defined in Section 8.7(a).
     “Existing Member” is defined in the Recitals.
     “Fair Market Value” shall mean, (a) with respect to cash, the amount thereof, and (b) with respect to all other consideration, the fair market value thereof as determined as of the applicable reference date in good faith by a majority of the disinterested members of the Board of Managers or, if there are no such disinterested members or such disinterested members are unable or unwilling so to act, a majority of the Board of Managers. If such determination is with respect to securities for which there is no established trading market, then it shall be made by reference to prevailing conditions in capital markets generally, including (to such extent, if any, as the Board of Managers in good faith deems relevant) the possibility of a public offering for such securities or a private sale of such securities, and financial statements of the issuer thereof prepared on a pro forma basis after giving effect to the events in question and considering, among other factors, the price per security paid by a bona fide, non-Affiliate purchaser in an arms’-length transaction, the existence and nature of any recent or pending transactions or transaction proposals, book value, replacement value, earnings and the value of future cash flows of such issuer as an on-going enterprise, both the sale of various combinations of the individual assets of such issuer as well as a sale of such issuer as a whole, and shall make no deduction, discount or other subtraction whatsoever for the possible minority status of the holder of such security or for any lack of marketability of such security (other than by virtue of conditions in capital markets generally) or any restrictions on the transfer thereof; provided, however, that if such determination is with respect to securities of, or a direct or indirect interest in, the Company and is being made at the time of a sale of material amount of similar securities of, or a similar direct or indirect interest in, the Company to a bona fide purchaser which is not an Affiliate of the Seller, then the Fair Market Value of such security or interest shall be conclusively deemed to be the Fair Market Value of the consideration being paid by such purchaser. Additionally, such determination shall be made without consideration of premiums for control or discounts for minority interests or other disparities in valuation arising from the distinctive characteristics of a particular class of securities (other than (x) any preferences upon a sale or liquidation of the Company or (y) Distribution Thresholds, all of which shall be taken into effect in making such determination).
     “First Offer Notice” is defined in Section 9.7.2.
     “First Offer Acceptance” is defined in Section 9.7.3.
     “Founder Investors” is defined in the Recitals.
     “Founder Managers” is defined in Section 5.1.1.
     “Indemnified Persons” is defined in Section 13.1.
     “Initial Capital Account” is defined in Section 3.5.
     “Initial Share” is defined in Section 7.2.
     “Initial Public Offering” shall mean a public offering and sale of equity securities of any successor to the Company for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended, registered on Form S-1 (or any successor form under said Securities Act).
     “Interest” shall mean with respect to any Member as of any time, such Member’s limited liability company interest in the Company, which includes the number of Shares such Member holds and such Member’s Capital Account balance.
     “Issuance” shall mean any issuance by the Company of Shares and the term “Issue” or “Issued” shall have correlative meanings.
     “Major Class A Investor” shall mean any Person who makes an initial Capital Contribution of at least $10,000,000.
     “Majority Class A Holders” shall mean the holders of a majority of the Class A and A-2 Shares at the time outstanding.

     “Manager” is defined in Section 5.1.1.
     “Members” shall mean those Persons admitted as members of the Company pursuant to Section 2.7 or Section 10.1 or shall mean the Persons to whom the Company has issued Shares pursuant to a writing signed by a Person authorized by the Board of Managers and who have been admitted as members of the Company and in each case are identified on the books and records of the Company as members of the Company, in each such Person’s capacity as a member of the Company.
     “Members of the Immediate Family” shall mean, with respect to any individual, (i) each spouse, child or grandchild of such individual or child or grandchild of such individual’s spouse, (ii) each trust created solely for the benefit of one or more of such individual and the Persons listed in clause (i) above, (iii) each custodian or guardian of any property of one or more of the Persons listed in clause (i) above, in his capacity as such custodian or guardian and (iv) each limited partnership or limited liability company controlled by such individual or one or more of the Persons listed in clause (i) above for the benefit of one or more of such Persons.
     “MHT” is defined in the Recitals.
     “Net Profit” and “Net Loss” are defined in Section 7.9.
     “Offered Interest” is defined in Section 9.7.2.
     “Offerees” is defined in Section 9.7.2.
     “Opco” means Study Island, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.
     “Outstanding Prior Shares” is defined in Section 7.2.
     “Participating Buyer” is defined in Section 3.9.2.
     “Participating First Offer Buyer” is defined in Section 9.7.3.
     “Participating Seller” is defined in Sections 9.8.3 and 9.9.3.
     “Participation Commitment” is defined in Section 3.9.2.
     “Participation Notice” is defined in Section 3.9.1.
     “Participation Portion” is defined in Section 3.9.1.
     “Participation Share Grant Agreement” means a Participation Share Grant Agreement issued by the Company evidencing a grant of Participation Shares.

     “Participation Shares” is defined in Section 3.2.3.
     “PEP Manager” is defined in Section 5.1.1.
     “PEP Members” shall mean Providence V and Providence V-A.
     “Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.
     “Portfolio Company” means any Person carrying on a trade or business in which any member of the Providence Affiliate Group has a direct or indirect (through holding companies and other similar investment vehicles) investment.
     “Pre-Emptive Rights Holder” shall mean each holder of Class A or Class A-2 Shares.
     “Pre-Transaction Value” of a Share shall mean: (i) if being calculated in connection with a Transfer of a material number of Shares, an amount calculated based on the aggregate consideration to be paid in respect of all Shares being Transferred in the applicable transaction, the aggregate value of all of the equity of the Company derived from such aggregate consideration, and the relative amounts which would be paid in respect of each Class of Shares were such aggregate value of all such equity to be paid out in accordance with the provisions of Section 7.2, but shall not take into account any differences in voting rights, rights to elect members of the Board of Managers or any other rights other than such rights upon a liquidation of the Company; and (b) in all other events, the Fair Market Value thereof.
     “Preferred Return” means, with respect to each Class A Member, as of any date of determination, an amount, accrued on a daily basis commencing on the date hereof and compounding annually equal to 12% per annum on such Class A Member’s Unreturned Capital Contribution from time to time.
     “Prime Rate” means the highest prime rate of interest quoted from time to time by The Wall Street Journal as the “base rate” on corporate loans at large money center commercial banks.
     “Prior Agreement” is defined in the Recitals.
     “Proposed Rules” is defined in Section 8.7(a).
     “Prospective Buyer” is defined in Sections 9.7.1 and 9.9.1.
     “Prospective Seller” is defined in Sections 9.7.1.
     “Prospective Selling Holder” is defined in Sections 9.8.1 and 9.9.1.
     “Prospective Subscriber” is defined in Section 3.9.1.

     “Providence Affiliate” means (i) any employee, officer or director of Providence Equity Partners Inc. and any Members of the Immediate Family of such Person, (ii) any Person directly or indirectly controlled by any Person in clause (i) above and (iii) any Portfolio Company in which the members of the Providence Affiliate Group own or control in the aggregate 10% or more of the equity securities (including equity securities issuable upon the exercise of any option or convertible security) of such Portfolio Company and any Person controlled by such Portfolio Company.
     “Providence Affiliate Group” means any Person or Persons controlled directly or indirectly by Providence Equity Partners Inc., Providence V, Providence V-A, Providence Equity Partners V-A, L.P., Jonathan M. Nelson, Glenn M. Creamer and Paul J. Salem or any one or more of them.
     “Providence V” is defined in the Recitals.
     “Providence V-A” is defined in the Recitals.
     “Public Offering” means a public offering and sale of the common equity of the Company (or a successor corporation) for cash registered under the Securities Act.
     “Public Sale” means a Public Offering or a Sale to the public pursuant to and in compliance with Rule 144 or any successor rule promulgated under the Securities Act.
     “Purchase Agreement” shall mean the Asset Purchase Agreement dated as of January 10, 2007 by and among Study Island, L.P., Study Island Holdings, L.L.C., the Founder Investors and Opco.
     “Qualified Public Offering” shall mean a Public Offering, other than any Public Offering or sale pursuant to a registration statement on Form S-8 or comparable form, in which the aggregate price to the public of all such common equity sold in such offering shall exceed $50,000,000.
     “Registration Rights Agreement” is defined in Section 16.1.
     “Regulation D” means Regulation D under the Securities Act.
     “Regulations” or “Treasury Regulations” shall mean the Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).
     “Regulatory Allocation” is defined in Section 7.10.
     “Rev. Proc. 93-27” is defined in Section 3.2.3.
     “Reserves” means the amount of proceeds that the Board of Managers determines, in its sole and absolute discretion, is necessary to be maintained by the Company for the purpose of paying reasonably anticipated expenses, liabilities and obligations of the Company regardless of whether such expenses, liabilities and obligations are actual or contingent.
     “Safe Harbor Election” is defined in Section 8.7(a).
     “Sale” is defined in Section 9.8.1, and “Sell” means to effect a Sale.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Share” shall mean each of the Class A Shares, Class A-2 Shares, Participation Shares and any other Class of Shares which represent an Interest in the Company and which may from time to time be outstanding herewith. Reference to any Share shall include a portion of such Share.
     “Share Certificate” shall mean a non-negotiable certificate issued by the Company in the form approved by the Board of Managers that evidences the ownership of one or more Shares.
     “Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated as of June [   ], 2008 by and among Study Island, LLC and Jeanne Bodnar.
     “Subject Securities” is defined in Section 3.9.
     “Subscription Agreements” is defined in the Recitals.
     “Subsequent Share” is defined in Section 7.2.
     “Subsidiary” shall mean any Person which the Company (or other specified Person), directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of the equity interests entitled to vote generally or which is controlled, either directly or indirectly, by the Company (or other specified Person).
     “Tag Along Notice” is defined in Section 9.8.2.
     “Tag Along Offer” is defined in Section 9.8.3.
     “Tag Along Offerors” is defined in Section 9.8.2.
     “Tag Along Sale Percentage” is defined in Section 9.8.2.
     “Tag Along Sellers” is defined in Section 9.8.3.
     “Tax Amount” means, with respect to a Member, an amount that, when combined with all distributions to such Member in the current year, equals the product of (x) the aggregate taxable income (as determined for federal income tax purposes) of the Company allocated to such Member (including any guaranteed payments for services that are not actually received by the Member in cash and after giving effect to adjustments pursuant to Section 734(b) or 743(b)

of the Code) for such taxable year and (y) forty percent (40%).
     “Tax Matters Member” is defined in Section 8.2.
     “Transfer” shall mean a sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, including any interspousal transfer incident to a dissolution of marriage, and may be used either as a verb or a noun; provided, however, that the pledge of Interests held by a leveraged mezzanine debt or private equity fund to a pledgee for the benefit of such fund’s creditors shall not constitute a Transfer unless and until such pledgee shall seek to have the registered owner of any such Interest changed or otherwise seeks to exercise any powers or remedies with respect to any such Interest.
     “Unreturned Capital Contribution” means, with respect to any Member, the excess of such Member’s aggregate Capital Contributions over distributions received by such Member pursuant to Section 7.2(a) and Section 7.2(c), as applicable.
     “Unreturned Preferred Return” means, with respect to each Class A Member, as of any date of determination, the excess of such Class A Member’s Preferred Return over the amount distributed to such Class A Member pursuant to Section 7.2(b).
     “Unvested Share” is defined in Section 7.4.
     “Vested Participation Share” shall mean any Participation Share which is subject to vesting, as specified at the time of issuance thereof by the Board of Managers and/or in an agreement with the Company with respect thereto, which has vested in accordance with the terms of any such agreement or in accordance with the terms so specified by the Board of Managers.

Exhibit 5.4
OFFICERS
     5.4.1. Officers. Subject to Section 5.4 of the Agreement, officers and agents of the Company, if any, shall be appointed by the Board of Managers from time to time in its discretion. An officer may be but none need be a Member or a Manager. Any two or more offices may be held by the same person. Any officer may be required by the Board of Managers to secure the faithful performance of the officer’s duties to the Company by giving bond in such amount and with sureties or otherwise as the Board of Managers may determine.
     5.4.2. Powers. Subject to the limitations set forth in Section 5.4 of the Agreement, each officer shall have, in addition to the duties and powers herein set forth, the duties and powers set forth in Section 5.4 of the Agreement or delegated to such officer as provided in said Section 5.4.
     5.4.3. Election. Officers may be elected by the Board of Managers at any time. At any time or from time to time the Board of Managers may delegate to any officer their power to elect or appoint any other officer or any agents.
     5.4.4. Tenure. Each officer shall hold office until the first meeting of the Board of Managers following the beginning of the next fiscal year and until such officer’s respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of such officer’s election or appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers, or the officer by whom such agent was appointed or the officer who then holds agent appointive power.
     5.4.5. Resignation; Removal; Vacancies. Any officer or agent may resign by delivering a written letter of resignation to the Chair, the President, the Secretary or to the Board of Managers, which resignation shall not require acceptance and, unless otherwise specified in the letter of resignation, shall be effective upon receipt. The Board of Managers may remove any officer or agent at any time without giving any reason for such removal and no officer or agent or shall be entitled to any damages by virtue of such officer’s removal from office or such position as agent. If any office becomes vacant, the position may be filled by the Board of Managers or in such other manner as the officer in question was appointed.
     5.4.6. Chairman of the Board of Managers, President and Vice President. The Chairman of the Board of Managers, shall have such duties and powers as shall be designated from time to time by the Board of Managers. Unless the Board of Managers otherwise specifies, the Chairman of the Board of Managers shall preside, or designate the person who shall preside, at all meetings of members and of the Board of Managers. Unless the Board of Managers otherwise specifies, the President of the Company shall be the chief executive officer of the Company and shall have direct charge of all business operations of the Company and, subject to the control of the Board of Managers, shall have general charge and supervision of the business of the Company. Any vice presidents of the Company shall have duties as shall be designated from time to time by the Board of Managers or the President.

     5.4.7. Treasurer and Assistant Treasurers. Unless the Board of Managers otherwise specifies, the Treasurer of the Company shall be the chief financial officer of the Company and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Board of Managers, the Chair, or the President. If no Controller of the Company is elected, the Treasurer of the Company shall, unless the Board of Managers otherwise specifies, also have the duties and powers of the Controller. Any Assistant Treasurers of the Company shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chair, the President or the Treasurer.
     5.4.8. Controller and Assistant Controllers. If a Controller of the Company is elected, the Controller shall, unless the Board of Managers otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the Board of Managers, the Chair, the President or the Treasurer. Any Assistant Controller of the Company shall have such duties and powers as shall be designed from time to time by the Board of Managers, the Chair, the President, the Treasurer or the Controller.
     5.4.9. Secretary and Assistant Secretaries. The Secretary of the Company shall record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board of Managers. In the absence of the Secretary from any meeting, an Assistant Secretary of the Company, or if there be none or no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records which shall contain the names and record addresses of all members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chairman or the President. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chair, the President or the Secretary.
     5.4.10. Execution of Papers. Except as the Board of Managers may generally or in particular cases authorize the execution thereof in some other manner, and subject to the limitations set forth in Section 5.4 of the Agreement, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company shall be signed by the Chairman, the President or the Treasurer.

Schedule 3.2
Shares and Consideration
As of June 30, 2008
     Class A Shares

Member	Class A Shares	Consideration
Providence Equity Partners V, L.P.	73,012,441	$73,012,441
Providence Equity Partners V-A Study Island, L.P.	11,532,623	$11,532,623
Cameron Chalmers	10,000,000	$10,000,000
David Muzzo	10,000,000	$10,000,000
MHT-SI, L.P.	5,000,000	$5,000,000
     Class A-2 Shares

Member	Class A-2 Shares	Consideration
Jeanne Bodnar	286,882	$750,000
     Participation Shares

	Participation Shares			Distribution
Member	Class B	Class C	Consideration	Threshold
McEwen, Tim	2,434,335	2,434,335	$0
Muzzo, Dave	912,876	912,876	$0
Chalmers, Cam	912,876	912,876	$0
Walburg, James	395,579	395,579	$0
Walburg, James	91,288	91,288	$0	$65,000,000
Roseman, Mike	91,288	91,288	$0
Quiggle, Aaron	91,288	91,288	$0
Huston, Julie	91,288	91,288	$0
Huston, Julie	91,288	91,288	$0	$65,000,000
Skinner, Alan	91,288	91,288	$0
Caldwell, Cathy	91,288	91,288	$0
Caldwell, Cathy	30,412	30,412	$0	$65,000,000
Harper, Heather	91,288	91,288	$0
Harper, Heather	30,412	30,412	$0	$65,000,000
Wofford, Becky	91,288	91,288	$0
Wofford, Becky	30,412	30,412	$0	$65,000,000
Verrett, Jeremy	91,288	91,288	$0
Broyles, Blake	30,429	30,429	$0
Broyles, Blake	30,412	30,412	$0	$65,000,000
Casimir, Jon	6,086	-0-	$0
Marshall, J W	30,429	30,429	$0
Kresky, John	48,687	-0-	$0
Watson, Heather	91,288	91,288	$0	$65,000,000
Fischer, Wendy	30,412	30,412	$0	$65,000,000
Chokshi, Amy	30,412	30,412	$0	$65,000,000

Reserved	127,900	182,673

Schedule 3.5
Capital Accounts
As of June 30, 2008

Member	Capital Account
Providence Equity Partners V, L.P.	$23,190,255.30
Providence Equity Partners V-A Study Island, L.P.	$3,662,998.56
Cameron Chalmers	$3,175,737.69
David Muzzo	$3,175,737.69
MHT-SI, L.P.	$1,587,486.30
Jeanne Bodnar	$750,000.00